ARC PHOTOVOLTAICS CENTRE OF EXCELLENCE 2010/11 ANNUAL
REPORT, pp 61-99
ARC PHOTOVOLTAICSCENTRE OF EXCELLENCE ANNUAL REPORT,
2012, pp 169-224

Article referenced as support for the following sections:

Page 8 & 9: Figure and Text on Tandem Solar Cells

ARC Photovoltaics Centre of Excellence UNSW

UNSW AUSTRALIA

Never Stand Still | Faculty of Engineering | ARC Photovoltaics Centre of Excellence

ARC PHOTOVOLTAICS
CENTRE OF EXCELLENCE
ANNUAL REPORT
2012

4.5 Third Generation Strand – Advanced Concepts

University Staff:
Prof. Gavin Conibeer (group leader)
Dr Richard Corkish
Prof. Martin Green

Senior Lecturer:
Dr Santosh Shrestha

Senior Research Fellows:
Dr Dirk KÖnig

Lecturers:
Dr Ivan Perez-Wurfl

Research Fellows:
Dr Shujuan Huang
Dr Supriya Pillai (ASI Fellow)
Dr Xiaojing “Jeana” Hao (ASI Fellow)

Postdoctoral Fellows:
Dr Pasquale Aliberti (until June 2012)
Dr Robert Patterson (ASI Fellow)
Dr Binesh Puthen-Veettil (ASI Fellow)
Dr Xiaoming Wen (from Dec 2012)
Dawei Di (March to Sept 2012)
Craig Johnson (from Aug 2012) (ASI Fellow)
Dr Siva Karaturi (from Feb 2013)

Professional officers:
Dr Tom Puzzer (part time)
Dr Patrick Campbell (shared with Thin Film)
Mark Griffin (shared with Thin Film)

Research Associates:
Dr Didier Debuf (adjunct fellow)
Yidan Huang

Higher Degree Students:
Andy Hsieh (until Nov 2012)
Dawei Di (until March 2012)
Craig Johnson (until Aug 2012)
Sammy Lee (until Aug 2012)
Haixiang Zhang
Tian Zhang
Yu “Jack” Feng
Pengfei Zhang
Sanghun Woo
Yao Yao
Neeti Gupta
Chien-Jen “Terry” Yang
Ibraheem Al Mansouri
Yuanxun “Steven” Liao
Suntrana Smyth

Lingfeng Wu (from Mar 2012)
Xuguang Jia (from Mar 2012)
Ziyun Lin (from Mar 2012)
Hongze Xia (from Mar 2012)
Xi Dai (from Mar 2012)
Shu Lin (from Aug 2012)
Pei Wang (from Aug 2012)
Simon Chung (from Aug 2012)

Casual Staff:
James Rudd (part time)
Adrian Shi (Aug to Dec 2012)

Visiting Researchers:
Dr Yukiko Kamikawa (AIST, Tsukuba, Japan, until Mar 2012)

Undergraduate Students:
4th year Thesis Projects:
Dongchen Lan
Guillaume Pauvert
Aden Brown
Li Shen
Alexander Robinson

Abstract

There has been a significant increase in the work on hot carrier cells in 2012 with the start of both the Australian Solar Institute (ASI) project and US-Australia Solar Energy Collaboration (USASEC) projects. The Group IV nanostructure tandem cells project - the “all-Si” tandem cell – has also seen an increase with the start of its own ASI project. There has also been further work on up-conversion, photo-electrolysis and on plasmonics.

There has been increased understanding of the parameters required to grow good Si nanostructure materials. Characterisation of materials is leading to better understanding of the defects which narrow the effective bandgap and hence limit VOC. Improvements in VOC have been seen with lower temperature measurements and in current with light trapping by various techniques. Modelling using equivalent circuits is giving greater insight to device performance.

Hot carrier cells efficiencies are being modelled with greater input of real material properties and with integration of more complex structures. Combined contact and absorber materials mdoels and those including both multiple quantum well and phononic bad gap material have been developed. New designs of contacts for rectification or for incorporation of energy selective contacts directly in absorbers are being developed. A wide range of potential materials for phononic modulated structures have been identified and are being developed. Growth of nanoparticle ordered arrays has progressed with modelling of such superstructures also being further developed. Fully integrated devices are now being designed and are expected to be fabricated with collaborators in the near future.

The up-conversion project now has good synthesis routes for Er containing phosphors and for PbS downshifting quantum dots (QDs) used to sensitise Er to a wider wavelength range. Progress on incorporating such materials with light trapping structures is expected to give improvements in up-conversion for Si cells.

This progress in all the main Third Generation project areas is improving understanding and allowing optimisation of modelling, structures and devices. Developments to come in the next year will see significant advancement in these areas, with excellent prospects for good demonstration devices.

4.5.1 Third Generation Photovoltaics

The “Third Generation” photovoltaic approach is to achieve high efficiency whilst still using “thin film” second generation deposition methods. The concept is to do this with only a small increase in areal costs and to use abundant and non-toxic materials and hence reduce the cost per Watt peak [4.5.1]. Thus these “third generation” technologies will be compatible with large scale implementation of photovoltaics. The aim is to decrease costs to well below US$0.50/W, towards US$0.20/W or better, by dramatically increasing efficiencies but maintaining the economic and environmental cost advantages of thin film deposition techniques (see Fig. 4.1.3 showing the three PV generations) [4.5.1, 4.5.2]. To achieve such efficiency improvements such devices aim to circumvent the Shockley-Queisser limit for single band gap devices that limits efficiencies to the “Present limit” indicated in Fig. 4.1.3 of either 31% or 41% (depending on concentration ratio). This requires multiple energy threshold devices such as the tandem or multi-colour solar cell. The Third Generation Strand is investigating several approaches to achieve such multiple energy threshold device [4.5.1, 4.5.3].

The two most important power loss mechanisms in single-band gap cells are the inability to absorb photons with energy less than the band gap (1 in Fig. 4.5.1), and thermalisation of photon energy exceeding the band gap, (2 in Fig. 4.5.1). These two mechanisms alone amount to the loss of about half of the incident solar energy in solar cell conversion to electricity. Multiple energy threshold approaches can utilise some of this lost energy. Such approaches do not in fact disprove the validity of the Shockley-Queisser limit, rather they avoid it by the exploitation of more than one energy level for which the limit does not apply. The limit which does apply is the thermodynamic limit shown in Fig. 4.1.3, of 68.2% or 86.8% (again depending on concentration).

Figure 4.5.1: Loss processes in a standard solar cell: (1) non-absorption of below band gap photons; (2) lattice thermalisation loss; (3) and (4) junction and contact voltage losses; (5) recombination loss.

In the Third Generation Strand, we aim to introduce multiple energy levels by fabricating a tandem cell based on silicon and its oxides, nitrides and carbides using reduced dimension silicon nanostructures to engineer the band gap of an upper cell material. We are aiming to collect photo-generated carriers before they thermalise in the “hot carrier” solar cell. Also we are investigating absorption of two below bandgap photons to produce an electron-hole pair in the cell by up-conversion in a layer behind the Si cell using erbium doped host materials. In order to optimise the requisite properties, all these structures are likely to be thin hence maximising absorption of light in thin structures through light trapping is very important. Hence we are also investigating localised surface plasmon enhanced coupling of light into these Third Generation devices.

4.5.2 Si Nanostructure Solar Cells

Researchers: Shujuan Huang, Ivan Perez-Wurfl, Dirk KÖnig, Tom Puzzer, Xiaojing Hao, Dawei Di, Zhenyu Wan, Sammy Lee, Yidan Huang, Lingfeng Wu, Xuguang Jia, Ziyun Lin, Tian Zhang, Terry Yang, Gavin Conibeer, Martin Green

4.5.2.1 The ‘‘all-Si’’ tandem cell

We are developing a material based on Si (or other group IV) quantum dot (QD) or quantum well (QW) nanostructures, from which we can engineer a wider band gap material to be used in tandem photovoltaic cell element(s) positioned above a thin film bulk Si cell, see Fig. 4.5.2.

Previously we have demonstrated the ability to fabricate materials which exhibit a blue shift in the effective band gap as the QD or QW size is reduced, using photouminescence [4.5.4] and absorption [4.5.5] data [4.5.6]. A thin film deposition of a self-organised QD nanostructure is achieved through a sputtered multi-layer of alternating Si rich material and stoichiometric dielectric [4.5.4]. On annealing the excess Si precipitates into small nanocrystals which are limited in size by the layer thickness, thus giving reasonable size uniformity, as first demonstrated by Zacharias [4.5.7]. Demonstration of doping of these layers with both phosphorus and boron to create a rectifying p-n junction has resulted in devices with a photovoltaic open circuit voltage of 490mV [4.5.6, 4.5.7, 4.5.8].

Figure 4.5.2: A tandem photovoltaic cell using quantum confined QDs or QWs to engineer the band gap of the top cell and potentially also the lower cells. Short wavelength light is absorbed in the top cell and longer wavelengths in lower cells, thus boosting the overall voltage generated and hence efficiency. Formation of Si (or Ge or Sn) QDs through layered thin film deposition of Si rich material which crystallises into uniform sized QDs on annealing.

A cell based entirely of Si, or other group IV elements, and their dielectric compounds with other abundant elements (i.e. silicon oxide, nitride or carbide) fabricated with thin film techniques, is advantageous in terms of potential for large scale manufacturability and in long term availability of its constituents. Such thin film implementation implies low temperature deposition without melt processing, it hence also involves imperfect crystallisation with high defect densities. Hence devices must be thin to limit recombination due to their short diffusion lengths, which in turn means they must have high absorption coefficients.

For photovoltaic applications, nanocrystal materials may allow the fabrication of higher band gap solar cells that can be used as tandem cell elements on top of normal Si cells [4.5.11, 4.5.12]. For an AM1.5 solar spectrum the optimal band gap of the top cell required to maximize conversion efficiency is 1.7 to 1.8eV for a 2-cell tandem with a Si bottom cell [4.5.13]. To date, considerable work has been done on the growth and characterization of Si nanocrystals embedded in oxide [4.5.7, 4.5.14] and nitride [4.5.15, 4.5.16] dielectric matrices. However, little has been reported on the experimental properties of Si nanocrystals embedded in SiC matrix [4,5,17]. These are of particular interest for application in photovoltaic devices because of an expected significant increase in carrier transport due to a decrease in the barrier height between adjacent nanocrystals [4.5.18]. As a result, sufficient carrier mobility can be obtained to satisfy device fabrication requirements.

4.5.2.2 Fabrication of Si QD nanostructures

Thin film techniques are used for nanostructure fabrication. These include sputtering and plasma enhanced chemical vapour deposition (PECVD). The deposition is a variation of the multi-layer alternating ‘stoichiometric dielectric / Si rich dielectric’ process, shown in Fig. 4.5.3, followed by an anneal during which Si nanocrystals precipitate limited in size by the Si rich layer thickness [4.5.12, 4.5.7]. The most successful and hence most commonly used technique is sputtering, because of its large amount of control over deposition material, deposition rate and abruptness of layers. A multi-target remote plasma sputtering machine with two independent RF power supplies as well as additional DC power supplies is used in this work.

Figure 4.5.3: Multilayer deposition of alternating Si rich dielectric and stoichimetric dielectric in layers of a few nm. On annealing the Si precipitates out to form small nanocrystals of a size determined by the layer thickness. Nanocrystal or quantum dot size is therefore uniform.

RF magnetron sputtering is used to deposit alternating layers of SiO2 and SRO of thicknesses down to 2nm. [SRO refers to Si rich oxide, formed by co-sputtering Si and SiO2.] Deposition of multi-layers, consisting typically of 20 to 50 bi-layers, is followed by an anneal in N2 from 1050 to 11500C. During the anneal, the excess silicon in the SRO layer precipitates to form Si nanocrystals between the stoichiometric oxide layers.

For Si QDs in SiO2 the precipitation occurs according to the following:

Precipitation of excess Si from Si rich dielectrics in SiNx and SiC follows a similar crystallisation reaction as Si precipitates from the amorphous matrix. The techniques have also been applied to growth of Sn and Ge QDs in SiNx in SiO2. Ge quantum dots can be precipitated at substantially lower temperature, as discussed below.

4.5.2.3 Silicon nanocrystal devices on quartz substrates

Researchers: Ivan Perez-Wurfl, Xiaojing Hao, Dawei Dai, Adrian Shi, Lingfeng Wu, Xuguang Jia, Ziyun Lin, Tian Zhang, Terry Yang

As previously reported in previous annual reports, devices have been fabricated using the SiQD in SiO2 materials, with p-n junction formation using B or P of multilayers, respectively [4.5.9, 4.5.10, 4.5.19]. The fabricated p-n diodes consisted of sputtered alternating layers of SiO2 and SRO onto quartz substrates with in-situ boron and phosphorus doping. The top B doped bi-layers were selectively etched to create isolated p-type mesas and to access the buried P doped bi-layers. Aluminium contacts were deposited by evaporation, patterned and sintered to create ohmic contacts on both p and n-type layers. The fabricated interdigitated solar cells have an effective area of up to 0.12cm2. The devices exhibit rectification and a photovoltaic response with VOC up to 493 mV, but with as yet very small currents and very bad fill factors. These are partly due to the very high resistance of the material and in particular to the relatively long lateral paths to contacts at the back contact, necessitated by growth on an insulating quartz substrate. The device structure with appropriate contacting is shown schematically in Fig. 4.5.4. This also shows the current crowding effect which results from the high lateral resistance.

Figure 4.5.4: Schematic diagram of the of the fabricated inter-digitated Si QD in SiO2 devices, with B and P doping to create the p-n junctions and illustrating the effect of current crowding due to high lateral resistance to the back contact.

4.5.2.4 Equivalent circuit model of nanocrystal devices on quartz substrates

In order to better understand the limitation imposed by the device on the solar cell performance, it is necessary to find a good equivalent circuit model specific to our devices. The high resistivity of the base layer makes it imperative to consider the two dimensional effects of current flow [4.5.20]. In order to analyse the I-V characteristics of these diodes we first generalised the model to include any number of diodes in series. The series connection of diodes is used to explain the ideality factors higher than two normally observed in our structures. We believe this is a reasonable model as the ideality factor observed is almost independent of the diode current. This type of behaviour has also been observed in multi quantum well laser diodes [4.5.21], where it has been proven to arise from an unintended series combination of diodes. Based on this series combination of diodes, it is possible to obtain an expression relating temperature dependent I-V measurements to the band gap [4.5.9]. It is further possible to linearise the expression around an average measuring temperature, Tavg, as follows:

(4.5.1)

where k is Boltzmann’s constant, q is the electron charge, Tnom is the temperature at which the saturation current, Ioi, is defined, ni is the diode ideality factor, and αi is the saturation current temperature exponent. Notice that this equation shows that the I-V characteristics are related to a sum of band gaps.

As the current flows from the base contact to the emitter, a linear voltage drop along the base and under the diode isolation mesa causes an exponential change in the diode current. This crowding of the current at the edge of the diode mesa, depicted in Fig. 4.5.4, can be modelled adding a current dependence on the series resistance. This series resistance, RS, can be expressed as the sum of a current independent, Rext and a current dependent series resistance Rint arising from current crowding:

(4.5.2)

The value of this resistance can be found by numerically solving the following transcendental equation:

(4.5.3)

Within this mathematical framework it is then possible to extract the value of the series resistance, remove its effect from the measured I-V characteristics to extract the actual ideality of the diode current. We normally observe an ideality factor of 3. Based on the proposed model of at least two diodes in series, without any assumptions, it is only possible to establish that the value of the band gap extracted from temperature dependent I-V measurements corresponds to a sum of the band gaps (or activation energies) of these diodes.

An interesting behaviour observed in these devices was the apparent lack of correspondence between the dark and light I-V characteristics. The series resistance extracted from the diode dark I-V characteristic is too small to explain the limited short circuit current as well as the low fill factor measured under a simulated 1-sun condition. A more complete circuit model is necessary to explain this discrepancy. We have proposed a model where the observed behaviour is due to two distinct areas in the fabricated devices. The photocurrent is produced only in a small area of the device, this area being proportional to a fraction of the normalized diode area. In a Spice circuit model this area is given a value smaller than 1, that we denote as fraction. This will be a fitting parameter to reproduce the measured dark and illuminated I-V characteristics. Figure 4.5.5 shows the circuit proposed.

Figure 4.5.5: Equivalent Spice circuit representation of the fabricated devices.

A relatively large percentage of the device area is responsible for the measured characteristics in the dark. The current in this area is caused by the diffusion of minority carriers caused by the applied voltage (V1 in Fig. 4.5.5) from the p or n side to the opposite region. This current is expected to be large due to the low lifetime of the minority carriers (mostly recombination current in the depletion region). The observed series resistance will be proportional to the total series resistance, Rtot, and inversely proportional to the area, R2=Rtot/(1-fraction), where the diffusion current occurs. The dark I-V behaviour is modelled by the top branch of the circuit depicted in Fig. 4.5.5. D_QD1 and D_Sch represent the series connection of diodes whose band gaps are extracted using Eq. (4.5.1). The series resistance, R2, has the temperature and current dependence detailed in Eqs. (4.5.2) and (4.5.3).

Only a small part of the diode area may have a large enough lifetime to produce a photocurrent. As this photocurrent flows only through this fractional area, the series resistance is inversely proportional to this fraction: R1=Rtot/fraction. Since the photocurrent, Iph, flows through R1, the illuminated I-V characteristics are limited by a larger resistance than that observed in the dark condition, as long as the fraction of the diode area is smaller than one half. The simulations depicted in Fig. 4.5.6 show the reduction of ISC as the fraction, f, is varied from 99% to 1% of the total diode area.

Figure 4.5.6: Spice simulations of 1-sun I-V characteristics based on the circuit depicted in Fig. 4.5.5. The fraction, f, represents the normalized area of the diode where the photocurrent is produced.

With the circuit model described, it will be possible to extract complementary information from dark and illuminated I-V measurements.

In view of these simulations, it is clear that the electrical characterisation of our devices needs to take into consideration previously overlooked limitations. For example, great care should be taken when interpreting the Quantum Efficiency extracted from a spectral response measurement as the assumed condition of short circuit current may be incorrect even if the device is externally short circuited (internally, the diode may be forward biased). Moreover, as the current is proportional to the photon flux, and the flux is generally different at each wavelength tested, the internal bias of the device can be different at each point of the spectrum investigated.

4.5.2.5 Modelling for device optimisation

Researchers: Ivan Perez-Wurfl, Ziyun Lin, Tian Zhang

When designing and implementing the Si-QD solar cell model the most important performance limiting factor identified was the in-plane resistivity of the material. To take this into consideration a 2-D model needed to be implemented. This model takes into consideration the lateral flow of current in the solar cell. By implementing this 2-D effect we have been able to recreate the current-voltage (I-V) characteristics of diodes made with Si-QD on insulating substrates. The model takes into consideration the temperature dependence of the resistivity and saturation current. The actual behaviour of the resistivity and saturation current are modelled in terms of activation energies obtained from temperature dependent measurements. The activation energy of the resistivity is related to defects in the material which act as electronic traps. The activation energy of the saturation current is related to an effective electronic bandgap that, in some cases, can be modified by the doping itself. In crystalline semiconductors such as Si, doping does not affect the electronic bandgap unless extreme levels of dopants are used (> 1x1019cm-3). However, in disordered or amorphous semiconductors, doping the material will always affect the electronic bandagap. For example, doping hydrogenated amorphous silicon (a:Si:H) increases the defects in the material which in turn act as traps. The end result is a highly resistive material despite the very high doping levels used. Furthermore, the high doping itself adds such a high density of defects that the electronic bandgap of the material is clearly reduced. To minimize the effect, undoped materials are commonly used for the active PV layer of the device. We have identified that the type of Si-QD films required for PV devices, has indeed a similar behaviour as that of a-Si:H when it comes to doping. What is more, the native defects in the Si-QD layers we produce are high enough to affect the electronic bandgap even when no intentional doping is present.

The realisation that the effective electronic bandgap is in fact the most important aspect limiting VOC has clarified an optimisation plan to follow.

Efforts are now in place to establish optical methods to quantify the effective electronic bandgap. Specifically, we are working on tailoring standard characterisation methods, Photo Thermal Deflection Spectroscopy (PDS) and Photo Luminescence (PL), to specifically study Si-QD materials. Both techniques offer the advantage of allowing evaluation of defects. These defects should be minimised to reap the benefits of the expected enhanced bandgap and, with the aid of these techniques, could be quantified without the need to fabricate devices. Once the quality of material has been optimised according to minimised defects determined using these optical methods, this material can then be used to fabricate devices.

4.5.2.6 Light trapping for increased current in devices

Researchers: Ivan Perez-Wurfl, Supriya Pillai, Lingfeng Wu, Ziyun Lin, Xuguang Jia

The photogenerated current in p-n unction Si nanostructure devices has been increased by more than 100% compared to a cell without any light trapping. The application of an Aluminium back-reflector gave a current enhancement of up to 46%. Plasmonic silver nanoparticles gave an even more impressive result increasing the current by up to 109%.

The work concentrated around devices fabricated on quartz substrates in the substrate configuration. This means that the devices were designed such that illumination was applied from the top of the structure. The substrate is used as a support for the device as well as the back-reflector as shown in Fig. 4.5.7.

Figure 4.5.7: Schematic of the structure used to optimise photocurrent using an Al back-reflector.

The amount of light absorbed by these structures is limited by the thinness of the structure and the relatively low silicon content. Furthermore, light trapping is not possible using a textured substrate as the material is deposited by sputtering which is not as conformal as CVD or ALD, for example. Furthermore, the thinness of the layer does not allow the typical chemical texturing used in standard Si solar cells. The most straightforward way to increase light absorption, and therefore short circuit current, is with the use of a metal back-reflector. The efficiency of a back-reflector can be further enhanced (or substituted) with the use of plasmonic effects that could increase the optical absorption path by scattering incoming light.

A sample was chosen such that the current was as high as possible for multiple devices contained within the same insulating substrate. We will refer to this sample as SM2A from here on. The devices showed a reasonable uniformity within the sample to allow a statistically significant comparison between cells with and without a back-reflector. The resistivity of the base had to be chosen to be as low as possible to reduce its effect on the current without compromising the quality of the diodes fabricated.

The results of the photocurrent enhancement are summarised in Table 4.5.1. Notice that the lowest enhancement is 31.3%. The average enhancement across the sample was 40% with a maximum enhancement of 46.1%.

Table 4.5.1: Summary of photocurrent enhancement achieved with an Aluminium back-reflector on sample SM2A.

	5mm2 device		1mm2 devices

	Device A	Device B	Device C	Device D

ISC without Reflector (μA)	18.7	4.1	4.6	4.6
ISC with Reflector (μA)	27.3	5.4	6.7	6.4
% increase using Al (M2A)	46.1%	31.3%	45.1%	37.5%

Figure 4.5.8: Typical dark and illuminated I-V characteristics of a 1mm2 diode tested in sample SM2A. Three curves are shown: Illuminated with Reflector (green), Illuminated with No Reflector (grey) and in the Dark (blue).

Larger devices were also tested with the best result shown on a 5mm2 device.

The largest device showed the highest percent enhancement in photocurrent when tested with a back-reflector or with silver nanoparticles. This particular enhancement is probably due to variations in the device performance across the sample rather than having an actual dependence on the area. It is worth pointing out that the largest device is closer to the centre of the sample which positively impacts the quality of the device. An interesting feature observed in Fig. 4.5.8 is the larger VOC observed when tested without a back reflector. This is probably due to heating of the sample while testing, consequently, the temperature may not have been the same for all the measurements. The actual temperature of the device is difficult to control due to the thermally insulating substrate used. Details of the thermal management issues will be discussed below.

Silver nanoparticles have also been investigated. The enhancement obtained in the photocurrent was significant. When tested on a 5mm2 solar cell, the current improved more than two fold. Specifically, the current was increased by 109% compared to that obtained without any light trapping scheme.

The silver nanoparticles were deposited on the top of the cell. Illumination was then applied from the side of the substrate after removing the Al back reflector as shown in the schematic in Fig. 4.5.9.

Figure 4.5.9: Schematic of the structure used to optimise photocurrent using silver nanoparticles.

The nanoparticles were obtained by evaporating 18nm of Silver followed by a 1 hour anneal in a nitrogen purged oven at 200oC. Figure 4.5.10 shows the comparison between the I-V characteristics of the cell tested with an aluminium back-reflector or silver nanoparticles.

Figure 4.5.10: Illuminated I-V characteristics of a 5mm2 diode showing an enhanced photocurrent due to Silver nanoparticles (green curve) or an Al backreflector (blue curves) compared to the same cell without any light trapping (red curve).

4.5.2.7 Devices on conductive substrate

We have investigated three metals and one highly doped semiconductor thin film suitable for use as conductive virtual substrates on a quartz supporting substrate.

The first all Si-QD devices demonstrated by our group were fabricated on quartz substrates. The main reason for using quartz substrates is to demonstrate that any PV response is in effect due to the Si-QD material and not the substrate itself. The disadvantage of using these substrates is the current crowding that occurs due to the high resistivity of the Si-QD layers. This current crowding effect limits the maximum current that can be extracted from the solar cell. Conductive substrates are investigated to mitigate this detrimental effect.

We note that a thick substrate is not actually necessary. A thin, highly conductive film is sufficient to reduce current crowding effects to a negligible level. The conductive film of choice will be deposited on a quartz substrate to ensure compatibility with our current process.

The high temperature needed to precipitate the Si-QD from the silicon rich oxide layers, precludes the use of low melting point metals such as Aluminium. To ensure compatibility with the unavoidable high temperature of our process, we chose three refractory metals with the highest melting points, namely Tungsten (W), Tantalum (Ta) and Molybdenum (Mo). We also investigated the use of silicon rich silicon carbide (SRC) layers. SRC can be deposited with a low resistivity and is perfectly compatible with the sputtering tool used for depositing SRO materials.

4.5.2.7.1 Metals as back contacts

Researchers: Ziyun Lin, Ivan Perez-Wurfl, Xuguang Jia, Terry Yang

Sputtering is the most common technique used to deposit refractory metals. The deposition itself is straightforward but much optimisation is needed to ensure the stress in the films is low enough to avoid the films delaminating from the substrate. Early on in the optimisation process we identified severe difficulties in obtaining good quality films with W and Ta. We concentrated our efforts then on improving the quality of Mo thin films. It was found that a good indicator of the compatibility of the film with a high temperature process was the minimisation of pinholes in the film. To accurately quantify the density of pinholes we developed a technique based on the optical transmission of Mo thin films. We have been able to use this characterisation technique to quantify the pinhole density down a 1/100,000 total area of the film. Fig. 4.5.11 shows the measured optical transmittance of two Mo films deposited on quartz.

Figure 4.5.11: Optical transmission of two Mo films on quartz.

The transmittance was measured using a Perkin Elmer Lambda 1050 spectrophotometer. The measurement has been optimised by ensuring a baseline calibration compatible with measurements of very low transmittance. Figure 4.5.11 shows the nominally zero transmittance (10-6%) of a 3mm thick Al slab. This “zero” level shows a clear differentiation with a film transmitting only 0.001%. This optical characterisation method is fast and accurate and allows us to pre-screen Mo films before using them as a substrate.

The resistivity, surface roughness and the areal density of pinholes of the optimised Mo layer is reported in Table 4.5.2.

Table 4.5.2: Characteristics of the best overall Mo film used as a substrate for a Si-QD p-i-n structure.

Substrate deposition temperature (oC)	Film thickness (nm)	Surface roughness (nm)	Sheet resistance (Ω/square)	Area of pinholes (% of total area)

420	350 ± 50	0.84 ± 0.2	2.35 ± 0.8	0.0018

A 300 nm Mo film similar to that of Table 4.5.2 but with 50X higher pinhole density was sputtered on quartz at room temperature. A bilayered structure consisting of 25 bilayers (4nm SRO:4nmSiO2), nominally un-doped with 45% Si by Volume in the SRO, was simultaneously deposited on a quartz substrate and the Mo film. Both structures were also simultaneously annealed at 1100oC for 1 hour in a nitrogen purged quartz tube furnace. Visually, there was no apparent difference between the structure deposited on Mo and that deposited on quartz after annealing. Comparing the PL emission from the two samples also showed no difference as shown in Fig. 4.5.12.

Figure 4.5.12: a) Picture of the annealed 25 bilayer structure on Mo b) Comparison of the PL emission from the multilayer on quartz and Mo.

This experiment proved that Mo is indeed compatible with the high temperature process and has no obvious interaction with the multilayer structure.

The same Mo layer was then used as a back contact for a standard full p-i-n structure (70 bilayers total, bilayer = 4nm SRO/2nm SiO2, SRO = 66% Si by volume). After the annealing process it was clear that Mo had interacted with the p-i-n structure as can be seen in Fig. 4.5.13.

Figure 4.5.13: Picture of p-i-n structure after 11000C anneal. The bottom left corner shows clearly that a reaction occured between the p-i-n structure and the underlying Mo thin film.

Electrical measurements showed that a dead short was created across the full p-i-n structure precluding the measurement of VOC or ISC. It is very likely that the formation of a Silicide caused the shunt observed across the diode. The silicide formation is very sensitive to the presence of SiO2 between Si and Mo. The thicker oxide and lower Si content of the 25 bilayers may have been enough to avoid a reaction with the underlying Mo thin film. In the case of the p-i-n structure, the high concentration of Si in the SRO and the thin SiO2 barriers promote the formation of a Silicide. Mo films are still under investigation. Further optimisation of these films is under intensive study. The use of a silicide is being considered to limit the reaction of the metal and the p-i-n structure. Our findings in this critical area will be reported in future reports.

4.5.2.7.2 Wide bandgap semiconductor as back contacts

Researchers: Dawei Di, Ivan Perez-Wurfl, Gavin Conibeer

A second option investigated, geared at reducing the lateral resistivity, is the use of a thin, highly doped, wide bangap material.

Silicon rich carbide (SRC) layers have been investigated as the back contact for a p-i-n structure. A significant advantage of using SRC rather than a metal conductive substrate is the large amount of transmission of SRC as compared to zero transmission for metals. This allows a wider range of device testing including rear illumination and is more compatible with a full tandem cell structure.

The SRC layers are deposited directly on quartz. The films are doped with phosphorous. After 1100oC annealing for 1 hour, the SRC layers show a sheet resistance an order of magnitude smaller than that of bilayered SRO layers of similar thickness and with the highest silicon content of interest (66% Si by Volume).

Despite its greater transmission than metals SRC as a conductive substrate nonetheless does have an unavoidable absorption loss caused by the layer itself. The SRC layer has to be as thin as possible to reduce this loss. In the interest of investigating the effectiveness of SRC as a conductive substrate, we choose a relatively thick layer that would be easier to handle and characterise. With enough evidence to prove the effectiveness of SRC we can then optimise the thickness without significantly sacrificing its conductivity.

A 237 nm thick phosphorous doped SRC layer was deposited on quartz, annealed and characterised prior to using it as a substrate. The measured sheet resistance of this film was 5 k /square. The layer was then used as a substrate for a standard p-i-n structure. The full stack was annealed once more, devices were fabricated and characterised. It was possible to demonstrate a working device on this structure. Dark and light I-V characteristics of a 1mm2 diode is shown in Fig. 4.5.14.

Figure 4.5.14: I-V characteristics of a standard p-i-n structure on and SRC substrate.

The measured ISC and VOC are lower than those of a standard p-i-n structure deposited directly on quartz. The reason for this lower performance is mainly due to the absorption of light in the SRC layer which is most probably not converted into current.

4.5.2.8 Increase in open circuit voltage

Researchers: Lingfeng Wu, Xuguang Jia, Ziyun Lin, Ivan Perez-Wurfl

The original intention to show a path towards improving the open circuit voltage of these devices beyond 493mV (the previous record voltage) was to vary the silicon content in the SRO in order to exploit a suspected trend relating it to the open circuit voltage. Our previous experience had shown that by reducing the silicon content it is possible to increase the open circuit voltage sacrificing some of the short circuit current due to the inherent increase in the resistivity of the material. This suspected trend had to be revised after developing the proper techniques to reproduce material with the same silicon content on a regular basis. Contrary to expectations, the change in silicon content of the SRO has very little effect on the open circuit voltage.

An open circuit voltage of 503mV was measured on a 1mm2 solar cell at 250 K under an approximate 0.8 suns illumination condition. The demonstration of a voltage higher than 500mV was one of the outcomes of this more structured line of work. The reason for these non-standard testing conditions will be explained in detail in the following paragraphs. It is important to point out that the demonstration of a voltage larger than 500mV was measured on a device fabricated on an oxidised Si wafer. Such devices can absorb less than half the number of photons compared to a similar cell on a transparent quartz substrate. The I-V curve of this solar cell is shown in Fig. 4.5.15.

Figure 4.5.15: Dark and illuminated I-V of cell with VOC = 503 mV, under an approximate 0.8 suns, 250 K.

Having developed the desired control on the composition and thickness, we deposited p-i-n structures with variable silicon content (65.8, 63.7 and 60.9% Si by Vol.) with nominally the same size of Si-QD. Using photoluminescence (PL) as a metric to compare the similarity of QD in three different structures, we confirmed that indeed the Si-QD were very similar in the three cases. The PL spectra measured on these structures is shown in Fig. 4.5.16.

Figure 4.5.16: Measured PL on three p-i-n structures with variable silicon content in the SRO (Si percent by Volume: 65.8%, yellow; 63.7%, pink; 60.9% blue).

As can be seen in Fig. 4.5.16, the peak emission of the three structures is nearly equal. The obvious differences are a small red shift of the PL emission spectra for the 65.8% Si by Vol. sample and a slightly higher tail in the high energy emission for the sample with the lowest Si content. The low variation in the silicon content was intentional as these 5% variation represents a change in the lateral resistivity of four to five orders of magnitude. The detailed relationship between Si content and resistivity is currently under study.

The measured optical absorption of these three samples confirms that indeed, the sample with a higher silicon content has the highest optical absorption becoming slightly less pronounced as the silicon content is decreased.

The fabricated devices expected to highlight the relationship between VOC and Si content in the SRO, do not in fact show any particular trend. The open circuit voltage measured ranges between 200mV and 300mV without any apparent correlation to the silicon content. The lowest silicon content investigated in fact did not produce any measurable devices, probably due to the extreme high series resistance which in turn limits the device performance.

Having determined that the silicon content is not indeed determining the open circuit of these devices, we set ourselves to the task of determining the discrepancy of these observations with our previous experience showing an actual dependence. We have concluded that the lack of accurate control in the material composition in the early days of this research at UNSW, along with the variation in the deposition rate, lead to unintended variations in the deposited material which was interpreted as a trend in VOC as a function of Si content in the SRO. We believe that there may much more important factors affecting VOC besides the Si content. Investigation of other options to increase VOC led us to consider devices not fabricated on our standard quartz substrates.

Our strongest proof that the substrates indeed affect the quality of the devices built on them, come from an experiment performed by depositing single SRO layers on quartz substrates. An apparent random variation in obtaining a PL signal from only a handful of the samples prepared was eventually correlated to an absorption peak observed in the IR region of the spectrum, present only in the substrates that showed no PL signal. This absorption peak (2.7mm) was later identified as an indicator of OH groups. The higher concentration of OH groups caused out-diffusion of oxygen from the substrate which oxidised the single layer deposited on them. The vendor of the quartz substrates, however, does not differentiate between the substrates with and without the OH related peak. In the same manner, there are other impurities that could be infiltrating the Si-QD structures which could potentially limit their electronic and PV quality.

With this in mind we tested a p-i-n structure with an intended 64% Si by Volume in the SRO layers. The structure was deposited on an oxidised Si wafer instead of quartz. The oxide on the wafer is 97nm thick and ensures that there is no possible electrical contact between the substrate and the Si-QD devices.

The open circuit voltage measured in seven devices under 1sun illumination varied between 420 mV and 440 mV. However, these devices are thermally isolated due to the thick oxide present on the substrate. As the device is illuminated, it heats up due to the light absorbed in the film however, due to the thermal insulation caused by the substrate, a temperature gradient is bound to exist with the highest temperature always being on the side of the device. An advantage of measuring the I-V properties of these devices as a function of temperature, is the possibility of determining the electronic bandgap of the material used in the devices. The uncertainty in the actual temperature of the device results in an uncertainty in the determination of this bandgap. Fig. 4.5.17 presents a plot of VOC vs. temperature measured on a 1mm2 Si-QD solar cell on a thermally oxidised Si wafer.

Figure 4.5.17: VOC vs. Temperature measured on a 1mm2 Si-QD solar cell on a thermally oxidised Si wafer. The bandgap extracted depends on the actual temperature of the device measured.

The bandgap can be estimated based on the intercept on the y-axis of the linear fit to the measured data. This intercept is then the bandgap plus a correction factor in the order of 3kTaverage. Based on this approach, we conclude that the effective electronic bangap of the Si-QD layer is somewhere between 0.84 and 0.91 eV. These values are well below the bandgap estimated from the PL peak emission reported in Fig. 4.5.16 (1.4 eV). The large discrepancy can be explained if the Si-QD material has a very high density of defects bellow and above the conduction and valence band edges respectively. We note that a lower electronic bandgap than anticipated will make it difficult to obtain open circuit voltages as large as one would expect from a material with a bandgap given by the peak of the PL emission. Having identified this issue we can now concentrate on reducing the density of electronic defects rather than tackling the resistivity or varying the diameter of the Si-QD.

4.5.2.9 Other Si nanostructure materials studies

The use of matrices other than SiO2 can give advantages in carrier transport. Or the use of NCs other than Si can give lower processing temperatures and different possibilities for bandgap engineering.

4.5.2.9.1 Carrier tunnelling transport in Si QD superlattices

Transport properties are expected to depend on the matrix in which the silicon quantum dots are embedded. As shown in Fig. 4.5.18 different matrices produce different transport barriers between the Si dot and the matrix, with tunnelling probability heavily dependent on the height of this barrier. Si3N4 and SiC give lower barriers than SiO2 allowing larger dot spacing for a given tunnelling current.

Figure 4.5.18: Bulk band alignments between silicon and its carbide, nitride and oxide. Tunnelling probability between QDs separated by d depends exponentially on the square root of the barrier height (ΔE1/2) multiplied by d. (e.g. [4.5.22] p244)

The results suggest that dots in a SiO2 matrix would have to be separated by no more than 1-2 nm of matrix, while they could be separated by more than 4 nm of SiC. Fluctuations in spacing and size of the dots can be investigated using similar calculations. It is also found that the calculated Bloch mobilities do not depend strongly on variations in the dot spacing but do depend strongly on dot size within the QD material [4.5.18]. Hence, transport between dots can be significantly increased by using alternative matrices with a lower barrier height, ∆E. For the same tunnelling current the spacing of QDs can increase for oxide to nitride to carbide matrix.

4.5.2.9.2 Hetero-Interlayers

Researchers: Dawei Di, Zhenyu Wan, Gavin Conibeer

Experiments have been carried out in which the layer between the Si rich layers is a different dielectric. Si3N4 (nominally stoichiometric) has two advantages. The higher density of the nitride restricts diffusion of Si to nucleating nanocrystals during annealing. Thus size control and a more mono-disperse size distribution of the nanocrystals result. Secondly the lower barrier height of the nitride, as compared to the oxide within the Si rich layers, leads to a higher tunneling probability in the growth direction, whilst good quantum confinement is maintained in the nanocrystals planes.

Initial results on this approach show promising decreases in the vertical resistivity of such Si QD nanostructures with SiNx interlayers [4.5.23]. Figure 4.5.19 shows I-V curves measured on vertical samples on a conducting Si wafer substrate, for both SiNx or SiO2 interlayers, each doped with either B or P. In each case the substrate used was of the same carrier type as the nominal type of the doped layer on top. The most striking feature of the data is the much lower resistivity of the B doped nitride interlayer samples as compared to the B doped oxide interlayer sample. Whilst for P doping the oxide and nitride interlayer samples show almost no difference in resistivity.

Hence there is some evidence for significantly reduced resistivity for nitride as compared to oxide interlayers, for the B doped samples. But the similar resistivities for the two interlayers for P doping is not as first expected and requires further investigation. The explanation is related to the differing effects on Si QD crystallisation of P and B.

Figure 4.5.19: Logarithmic I-V curves for Si QD samples grown with either nitride or oxide interlayers, and subsequently annealed in H2 forming gas at 3500C. (a) B doped samples: the nitride interlayer shows a dramatically lower resistivity; and (b) P doped samples: the resistivities of the nitride and oxide interlayer samples are similar. Insets show schematic diagrams of QD sizes and spacings.

Figure 4.5.20 shows the XRD spectra for SiO2 and SiNx interlayers between SRO layers. Figure 4.5.20(a) shows that for the oxide interlayer (i.e. for the SiO2-SRO-SiO2 structure) the effect of P (B) increasing (decreasing) the Si QD size is demonstrated in the narrowing (broadening) of the XRD peaks for all of the {111}, {220} and {311} Si peaks. The fact that all these principal peaks are narrowed (broadened) to the same extent for a given sample indicates that the effect is due to an increase (decrease) in QD size allowing a narrower (broader) range of angles that satisfy the Bragg condition. This is in contrast to inhomogeneous strain or a disordered structure in the nanocrystals which, if it were present, would distort lattice spacing differently for different plane families. Hence these QD sizes can be estimated using the Scherer equation for peak broadening to give 5.7nm and 14.8nm for B and P, respectively [4.5.23]. Thus indicating that P incorporation significantly increases the size of Si QDs. But in Figure 4.5.20(b) for the nitride interlayer the QD sizes are much closer at 3.3nm and 5.0nm for B and P, respectively. This suggests that the nitride interlayers suppress the growth of larger (smaller) nanocrystals for P (B) doping respectively.

Figure 4.5.20: XRD comparison of P and B doped multilayers for both (a) SiO2 and (b) SiNx interlayers between SRO layers, all on quartz substrate.

The likely reason for this uniformity of QD sizes for the nitride interlayer with P and B doping, as compared to the oxide interlayer, is that the presence of a strong gradient in N concentration at the interface between the silicon rich oxide and silicon nitride layers will tend to promote heterogeneous nucleation whether or not B or P are present. This will tend to suppress the differing QD sizes in P and B material caused by their differing nucleation behaviour, thus reducing the difference in QD spacing and its differing effects on resistivity.

This suggests a reason for the differing I-V behavior shown in Fig. 4.5.19 based on the opposite effects on Si QD crystallisation of P and B. For the oxide interlayer samples the QDs are expected to be smaller with B and larger with P incorporation. The large size of the QDs in P doped material are such that they penetrate several layers and significantly reduce the number of tunneling events required in the vertical current transport direction. This will tend to reduce resistivity. But in the nitride interlayer the much more similar QD sizes for P and B doping shown in Fig. 4.5.20, mean this effect will be significantly reduced. Hence for B doping in Fig. 4.5.19 (a) the QD sizes are very similar and the presence of the lower barrier height nitride interlayer dominates in reducing resistivity. Whilst for the P doping of Fig. 4.5.19 (b) the larger QDs in the oxide interlayer material reduce resistivity to approximately the same extent as does the lower barrier height of the nitride in the nitride interlayer material even though this latter has larger spacing between the smaller QDs.

4.5.2.9.3 Alternative group IV materials for tandem cells

Researchers: Sammy Lee, Shujuan Huang, Zhenyu Wan, Gavin Conibeer

Ge nanocrystals in SiO2, made by a similar phase separation from solid solution process, are being investigated as an alternative material with a lower precipitation temperature and wider potential range of effective band gap than Si nanocrystals. The temperature range employed is typically around 6500C, but with substrate heating during growth can be as low as 3500C [4.5.24]. These materials demonstrate a weak p-type conductivity without intentional doping and can be made more p-type by addition of Sb during growth, although the exact mechanism of doping is still under investigation.

Other analogues involving Sn nanocrystals in dielectric matrices have been fabricated. These require even lower processing temperatures, around 250-3000C, and can be annealed in situ. However, Sn nanocrystals formed in SiO2 matrix tend to undergo significant oxidation [4.5.25]. In a Si3N4 matrix there is no oxidation but the tetragonal β form of Sn always forms, because the β-Sn allotrope is more thermodynamically stable than the cubic α-Sn allotrope [4.5.26]. But as β-Sn is also semi-metallic as compared to the semiconducting α-Sn, this also means that no semiconducting optical or electronic properties of these Sn nanocrystal materials have yet been measured.

Other alternatives to group IV elements in dielectric matrices are alloys of group IV elements. Several of these are attractive for controlling the band gap in a group IV tandem cell as summarized in [4.5.27]. SiC alloys with excess Si have been investigated both as material with precipitated Si and SiC nanocrystals and as amorphous unannealed alloys. Band gap control over the range of about 1.7 to 2.2eV is possible for the Si nanocrystals material by control of nanocrystal size [4.5.28]. Si:Ge alloys are of course well known as a means of continually varying the band gap from 0.7 to 1.1eV. But whilst they are suitable in a tandem cell for cells under a Si cell, they are not suitable for a tandem cell element on top of a Si cell.

Alloying of Sn with small percentages of Ge can stabilize the cubic α-Sn phase [4.5.29]. The Ge rich Ge:Sn alloy can also be grown. These alloys have band gaps from 0.2-0.7eV and are hence potentially useful for cells to go under a Si cell in a tandem, but again are not suitable for cells with higher band gap than Si. However, the Ge:Sn alloy can also be used to stabilize the α phase in nanocrystals incorporated in a dielectric matrix. SiGeSn alloys are a variation of Sn:Ge alloys. The addition of less than 1% of Si allows lattice matching of the alloy with Ge substrate [4.5.30] with addition of more Si also allowing a higher range of direct band gap of 0.8-1.4eV [4.5.31]. The advantage of the ternary alloy/compound is that the extra degree of freedom allows independent control of band gap and lattice parameter, which in turn allows for better quality materials.

Ge:C and Sn:C alloys and GeC and SnC compounds are interesting as tandem cell materials [4.5.27]. Ge:C offers a potentially wide band gap range from 0.6 to 1.1eV and a fairly continuous range of composition. Several of the material properties of GeC have been calculated [4.5.32] and GeC thin films can be sputtered [4.5.33] with material approaching stoichiometric GeC for high methane gas flows. In addition high sputter powers lead to a greater degree of sp3 hybridization of carbon bonds thus leading to cubic diamond or zinc-blende structures as opposed to the graphitic structures for sp2 hybridization [4.5.34].

4.5.2.10 Transfer to Si QD growth using PECVD

Researchers: Tian Zhang, Ivan Perez-Wurfl
Collaboration with: Manuel Mogano, University of Milan; Birger Berghoff, RWTH Aachen

Sputtering is a high energy process in which many defects are incorporated in deposited material, it is also relatively slow for thin film deposition. A transfer of the technology to plasma assisted chemical vapour deposition (PECVD) has the potential advantages of improving material quality for Si QD nanostructures in SiO2 matrix and of reducing long term material costs.

PECVD has been used to date primarily for growth of Si QD nanostructures in SiNx and in SiC [4.5.35, 4.5.36]. It has now been extended to a SiO2 matrix.

Figure 4.5.21: XRR measurements of (a) as deposited PECVD multilayers of SRO/SiO2 on quartz substrate (b) after annealing at 1100oC.

Figure 4.5.21 shows the X-ray reflectivity (XRR) measurements of multilayer SRO/SiO2 material as deposited by PECVD and after annealing at 1100oC. They clearly show a good quality multilayered structure as deposited with reduced quality after annealing. This is very consistent with the formation of Si nanocrystals breaking up the multi-layer arrangement.

Figure 4.5.22: Raman spectroscopy of annealed multilayer PECVD sample (blue line) compared to c-Si wafer.

Figure 4.5.22 shows Raman data on the annealed multilayer nanostructure. The clear asymmetric broadening of the peak at around 510cm-1 strongly indicates formation of Si nanocrystals.

4.5.2.11 Summary of Group IV nanostructures for tandem cell elements

Modelling of the parameters of Si nanostrucrue growth and measured performance has indicated that the band gap of these materials is dominated by defects. This is allowing a more systematic investigation of the material quality in order to move towards higher quality material to give higher VOC devices. Currents have been improved through light trapping using both rear reflection and plasmonics. On measuring devise significant temperature increase is seen because of the high resistivity, therefore lower temperature measurements of Voc have seen an increase to over 500mV for devices that are in effect locally at room temperature. Reduced resistivity has been seen in structures with nitride interlayers and other group IV elements have been incorporated into Ge QW and Ge:C alloys. Further improvement of device parameters is expected as greater understanding of the underlying material properties is gained with the current robust characterisation methodology.

4.5.3 Hot Carrier Cells

Researchers: Shujuan Huang, Santosh Shreshtha, Dirk KÖnig, Yukiko Kamikawa, Robert Patterson, Pasquale Aliberti, Binesh Puthen Veettil, Ivan Perez-Wurfl, Andy Hsieh, Yu Feng, James Rudd, Pengfei Zhang, Yao Yao, Hongze Xia, Neeti Gupta, Yuanxun Liao, Suntrana Smyth, Xi Dai, Pei Wang, Simon Chung, Martin Green, Gavin Conibeer

Hot carrier solar cells offer the possibility of very high efficiencies (limiting efficiency above 65% for unconcentrated illumination) but with a structure that could be conceptually simple compared to other very high efficiency PV devices – such as multi-junction monolithic tandem cells. For this reason, the approach lends itself to ‘thin film’ deposition techniques, with their attendant low costs in materials and energy usage and facility to use abundant, non-toxic elements.

An ideal hot carrier cell would absorb a wide range of photon energies and extract a large fraction of the energy to give very high efficiencies by extracting ‘hot’ carriers before they thermalise to the band edges. Hence an important property of a hot carrier cell is to slow the rate of carrier cooling to allow hot carriers to be collected whilst they are still at elevated energies (“hot”), and thus allowing higher voltages to be achieved from the cell and hence higher efficiency. A hot carrier cell must also only allow extraction of carriers from the device through contacts which accept only a very narrow range of energies (energy selective contacts or ESCs). This is necessary in order to prevent cold carriers in the contact from cooling the hot carriers, i.e. the increase in entropy on carrier extraction is minimized [4.5.37]. The limiting efficiency for the hot carrier cell is over 65% at 1 sun and 85% at maximum concentration – very close to the limits for an infinite number of energy levels [4.5.1, 4.5.38, 4.5.39]. Fig. 4.5.23 is a schematic band diagram of a hot carrier cell illustrating these two requirements.

Figure 4.5.23: Band diagram of the hot carrier cell. The device has four stringent requirements: a) To absorb a wide range of photon energies; b) to slow the rate of photogenerated carrier cooling in the absorber; c) To extract these ‘hot carriers’ over a narrow range of energies, such that excess carrier energy is not lost to the cold contacts; d) to allow efficient renormalisation of carrier energy via carrier-carrier scattering.

Modelling of Hot Carrier efficiencies has progressed with implementation of real material properties to give more realistic efficiencies for InN which include Auger processes and more realistic contact structures. Significant progress has been made on demonstrating resonance in double barrier selective energy structures. Further work on triple barrier double Si QW structures has been carried out for rectifying ESCs. This is complemented by improvements in 2/3D modelling of transport in these ESC structures. For absorbers, modelling of nanocrystals superlattice arrays has been applied to real material systems. The growth of such systems in both III-V QD superlattices with collaborators and with colloidal Langmuir-Blodgett dispersion of Si nanocrsystals has produced structures which are now being characterised for their modulation of phononic properties. Also measurement of carrier cooling rates has been extended to other large phononic gap bulk materials including InN, demonstrating the importance of material quality. Design of structures for hot carrier cells which should be practical and realisable has developed, with the device properties more carefully specified and plans for fabricating such structures in real devices.

4.5.3.1 Modelling of hot carrier solar cell efficiencies using optimised absorber and ESCs

Researchers: Yu Feng, Pasquale Aliberti, Hongse Xia, Gavin Conibeer

The performance of a hot carrier solar cell device has been evaluated taking into account the non-equilibrium distributions of electrons and holes as well as different rates of Coulomb scattering between charge carriers. This includes processes of electron-electron (e-e) scattering, hole-hole (h-h) scattering and electron-hole (e-h) scattering. Their effects on the carrier renormalization and the electron-hole energy transfer have been quantitatively examined under the relaxation time approximation (RTA). Other processes relevant to an operating device, including photo-generation, radiative recombination, carrier extraction, carrier cooling (inelastic carrier scattering) and impact ionisation/Auger recombination (AR-II), have also been incorporated with RTA.

The 1000-sun performance has been predicted for the cell configuration of an intrinsic InN absorber (thickness: 50nm) with two symmetric ESCs, in accordance with previous work. The maximum efficiencies have been computed with different relaxation time parameters, following the A and B given in the following equation.

where τe eq, τheq, τehehs are the relaxation time of the respective processes (i.e. e-e/h-h/e-h scattering), N is the carrier concentration.

The results are shown in Fig. 4.5.24. In the upper figure efficiency decreases with A, suggesting insufficient rates of e-e and h-h elastic scattering could reduce the efficiency. This is because the carriers with energies within the transmission window of the ESCs will be depleted unless the elastic scattering is quick enough to supply new carriers with these energies. The curve at B = 108 is almost flat, for e-h elastic scattering quick enough to prevent carrier depletion, noting that e-h scattering allows both carriers to exchange their energies, providing possibilities of supplying carriers with the energies of extraction. For the same reason, with negligible e-e and h-h scattering (A > 10-16) the efficiency tends toward a constant value instead of dropping to zero. The lower figure in Fig. 4.5.24 shows that the efficiency decreases with the relaxation time of e-h scattering. It is partly due to the carrier depletion especially with insufficient e-e and h-h scattering, at A = 10-14. With sufficient e-e and h-h scattering, for example the equilibrium limit in which carriers are completely re-normalised, the same trend still exists. In fact a long relaxation time of e-h scattering blocks the energy flow from electrons to holes, allowing the holes to relax rapidly due to their fast thermalisation events compared to electrons hence leaving the electron population hot. This would limit the hole flux out of the device since only holes with an elevated energy and within a small energy window could be extracted. On the contrary, the efficiency goes up with B if we replace the hole ESC with a normal contact, one that is transmissive for all holes, since less e-h scattering means less energy loss from hot electrons. To optimize the cell performance, the selection of the hole contact depends on the e-h scattering rate in the absorber. A normal non-selective valence band contact is beneficial for slow scattering rates (B > 1011) while the ESC configuration adopted here has a greater advantage for rapid scattering rates (B < 1011).

Figure 4.5.24: Maximum efficiency with different A and B. The e-h isolation limit indicates no scattering between electrons and holes. The equilibrium limit indicates ultrafast e-e scattering and h-h scattering.

The energy-dependent distributions of electrons and holes are shown in Fig. 4.5.25, corresponding to the Maximum Power Points (MPPs) with different A and B values. From left to right the figures show the trend of increasing carrier temperature with e-e and h-h scattering rates, as with less carrier depletion a faster extraction rate can occur reducing the retention time of carriers. From top to bottom the figures demonstrate a larger deviation between electron distribution and hole distribution with less e-h scattering. The carrier depletion within the transmission window of ESCs is illustrated in the corresponding insets. The resupply of depleted holes is more rapid than electrons because of the proportionality between the scattering rate and the carrier effective mass. With a small A, i.e. fast e-e/h-h scattering rates, the supply of holes is sufficient for the carrier extraction, leading to a larger current density and a higher overall efficiency. In this case the electron depletion could be even more severe since the increase in current depletes electrons more quickly. This is observed with B = 1010 and 1012. Apart from the region of carrier depletion the distributions are close to Fermi functions, which may be used for defining a “quasi-temperature” for each type of carrier.

Figure 4.5.25: Energy-dependent distributions of electrons (black solid line) and holes (red dashed line) when operating at the Maximum Power Points (MPPs) with different A and B: A = 10-14 (left), A = 10-19 (right); B = 1010 (upper), B = 1012 (middle), B = 1014 (lower). The depleted region within the transmission window is enlarged in the corresponding inset.

The calculated current-voltage curves are shown in Fig. 4.5.26. With faster e-h scattering (smaller B) the short- circuit current density is increased while the open-circuit voltage is reduced. It is difficult to extract holes at the elevated energy level required by ESCs unless e-h scattering is quick enough to resupply highly energetic holes. On the other hand the increase of voltage with slower e-h scattering comes from the hotter electron distribution at the open-circuit condition, with less energy lost to the thermalised holes. If a HCSC is designed with the narrow high energy transmission window for holes, as adopted in this work, the maximum efficiency is always higher for quicker e-h scattering. The drawback of slow e-h scattering would be pronounced for insufficient e-e and h-h scattering rates, since the significant carrier depletion would inhibit the carrier extraction resulting in a colder carrier distribution. Hence the quasi-temperatures of both electrons and holes are low at MPPs, if e-h interaction is weak, while in the lower inset the contrast between them increases. The carrier quasi-temperature insets also indicate a test of the validity of commonly used assumptions: electrons and holes share the same temperature only for fast e-h scattering (B < 1010) while holes are completely thermalized when e-h scattering rates are slow (B > 1014).

For real materials the choice of parameters A and B can be determined by computing the realistic scattering rates between carriers. We have calculated the scattering relaxation times for bulk cubic-InN, taking into account both the direct Coulomb potential and the exchange potential. The results closely follow the relation shown in the equation above for relaxation times, with A = 2.5X10-19 and B = 2.4X1011.

The results show that the maximum efficiency varies significantly with the carrier scattering properties due to energy-dependent carrier depletion and asymmetric statistics of electrons and holes. With different hole contacts the dominant loss mechanism switches: with an ESC at an elevated energy the hole extraction is blocked until significant heat is transferred from hot electrons. Thus at the hole side an ESC is more suitable for fast e-h scattering while a normal contact is beneficial for slow e-h scattering rates. In addition, the RTA model suggested here provides the possibility of analyzing any realistic HCSC device. It also serves to optimize the transmission properties of both contacts. According to this work it heavily depends on the carrier scattering properties in the absorber.

4.5.3.3 Energy Selective Contacts (ESCs)

Researchers: Binesh Puthen-Veettil, Yu Feng, Andy Hsieh, Yuanxun Liao, Santosh Shrestha, Gavin Conibeer

One practical implementation of the requirement for a narrow range of contact energies is an energy selective contact (ESC) based on double barrier resonant tunnelling. Tunnelling to the confined energy levels in a quantum dot layer embedded between two dielectric barrier layers, can give a conductance sharply peaked at the line up of the Fermi level on the ‘hot’ absorber side of the contact with the QD confined energy level. Conductance both below this energy and above it should be very significantly lower. This is the basis of the current work on double barrier resonant tunnelling ESCs.

4.5.3.3.1 Modelling optimised materials for Energy Selective Contacts

Energy selective contacts (ESCs) for a HC solar cell can be implemented using different materials and structures. The main property that needs to be achieved is precise energy selectivity in carrier extraction. Different models have been developed to identify possible materials for ESCs and to optimize their properties. Amongst the different possible material configurations, group IV and group III-V double barrier resonant tunnelling structures look to be the most promising.

Figure 4.5.26: Schematic diagram of a double barrier structure. Silicon QDs are formed in a dielectric matrix that may not be the same as the barrier material. The growth direction of the structure is along the z axis.

Modelling of group IV materials has shown that the structure with the highest potential to be used as ESC consists of double barrier structure (DBS) with quantum dots (QDs) embedded in a dielectric matrix.

Modelling of electrical properties for the structure shown in Fig. 4.5.26 has been performed for Si QDs in Si based dielectric materials. The reasons for focusing on Si in the first instance for group IV materials are abundance and well established growth techniques. Structures consisting of Si QDs and the following dielectric barriers have been modelled: SiO2, Si3N4 or SiC. Results show that optimal energy selectivity properties are obtained with higher lateral confinement within the middle layer of the structure and higher vertical conductivity. Amongst the material taken into account in the simulations, structures consisting of Si QDs in a SiO2 with SiC barriers have shown the best overall energy extraction properties.

ESCs for a III-V based HC solar cell can be realized using a QW structure in a DBS, probably requiring either MBE or MOVPE growth. Modelling results have shown that, for a HC cell based on an InN absorber, the optimum configuration for ESCs is constituted by an InN/InXGa1-XN DBS [4.5.40]. This structure allows modulation of the extraction energy and shape of the transmission probability function independently for the electrons and holes contacts. The value of extraction energy can be modified by engineering the stoichiometry and the thickness of the QW structure. In general the optimal extraction energy for electrons and holes is different, due to the different values of effective mass. Thus, the hole ESC QW should be physically thinner and have a higher barrier than the electron ESC QW to achieve similar currents at reasonable extraction energies, as illustrated in Fig. 4.5.27.

Figure 4.5.27: Schematic of a HC solar cell based on a InN absorber and InN/InGaN ESCs.

The transmission coefficient of a double-barrier semiconductor structure has been numerically calculated using a tight-binding method. The phonon scattering during the transmission has been incorporated with a Greens function method. This constructs a framework for simulating a real resonant tunneling system with ultra-thin layers. It will help in optimizing the material system for the ESCs. Some sampling results for the DBS of AlAs/GaAs/AlAs are shown in Fig. 4.5.28.

Figure 4.5.28: The total transmission (y axis: 01) profile as a function of the normally-penetrating electron energy (x axis: eV) through the zinc-blende DBS AlAs(3 unit cells)/GaAs (3 unit cells)/AlAs (3 unit cells), with different phonon scattering properties. Left: No phonon scattering considered; Right: with phonon scattering and the initial phonon occupation number = 0.

Here we mainly aim to utilize the 1st energy peak. From the transmission calculation of an AlAs/GaAs/AlAs double-barrier structure, this peak is visible and reasonably significant if only normally incident electrons are considered. (These constitute the majority of energy transmission in any case.) With the consideration of phonon scattering, side-peaks appear which are not favorable for energy-selective extraction. This indicates a preference of choosing less polar materials. Besides, the addition of arbitrary directions off normal may broaden the transmission peak with a little loss on the selectivity. Such a Greens function model can treat any type of atomic system in terms of the scattering problem. It is ready for use as a tool to choose the optimal material system for the energy-selective transmission.

4.5.3.3.2 Triple barrier resonant tunnelling structures for carrier selection and rectification

Researchers: Gavin Conibeer, Andy Hsieh, Santsoh Shrestha

A normal energy selective contact (ESC) using double barrier resonant tunnelling is symmetric and does not rectify electrons from holes. An ESC which uses triple barrier resonant tunnelling through two separately tuned quantum well or quantum dot layers can give a much greater energy selectivity and also is a filter to separate electrons and holes in opposite directions (i.e. rectification). The mini-band line-ups of the confined levels need to be tuned by the well thicknesses, effective mass of electrons and holes and barrier heights such as illustrated schematically in Fig. 4.5.29. With appropriate choice of these for the left contact there can be an alignment of the confined levels such as to give a resonant channel in the conduction band for electrons but misalignment of levels in the valence band such that there is no channel for holes. Similarly for the right contact the valence band confined levels are aligned to allow holes to pass but misaligned in the conduction band so as to block electrons. For non-equal electron and hole effective masses (as is the case for most materials) this condition will in general be met [4.5.41, 4.5.42].

Figure 4.5.29: Triple barrier double well resonant tunnelling energy selective contacts. Wells are of different width designed to give allignment of 1st and 2nd confined levels in the conduction band on the left and for 1st and 2nd confined levels in the valence band on the right. In general for non-equal effective masses allignment of first and second confined energy levels for electrons will not give the same condition for holes thus giving electron/hole rectification and a preferred collection direction in the external circuit.

The collection channels for electrons and holes would ideally be aligned with the peak occupancies of energy of the hot electron and hot hole populations respectively, which in turn will depend on the respective temperatures of these populations. This condition will give the highest efficiency, but as discussed in Section 4.5.3.1, for high electron-electron and hole-hole carrier scattering rates, it is not very critical.

Ideally there would be two of these triple barrier double QW/QD devices on either side of the absorber, but as there is much less energy in the high effective mass hole population a simpler double barrier or simple band contact on the hole side is also possible, without much loss in collected energy, as investigated in Section 4.5.3.1. Various materials combinations could be used for such a design, but specifically we are looking at III-V triple barrier QWs based on the InGaN/GaN system. Again this is addressed to some extent in Section 4.5.3.1.

The exact thickness of QWs or size of QDs and barrier thicknesses and contact work functions will have to be tuned for the particular confined energy levels involved in each material. Use of more than two QW or QD layers on either side is also possible. This will increase energy selection by requiring even more careful alignment.

This is the first application of this concept to energy selective contacts for hot carrier, Hot Lattice or Thermoelectric cells, but the concept itself was first suggested by [4.5.43] and has been used for energy filtering in quantum cascade lasers for several years. It is also not the first application of the concept to solar cells as [4.5.44], at Imperial College, have used the concept for a multi-QW solar cell design. But it is the first application to Hot Carrier or Hot Lattice devices and its ability to rectify is likely to be a very significant advantage.

4.5.3.3 Hot Carrier Absorbers: slowing of carrier cooling

Carrier cooling in a semiconductor proceeds predominantly by carriers scattering their energy with optical phonons. This builds up a non-equilibrium ‘hot’ population of optical phonons which, if it remains hot, will drive a reverse reaction to re-heat the carrier population, thus slowing further carrier cooling. Therefore the critical factor is the mechanism by which these optical phonons decay into acoustic phonons, or heat in the lattice. The principal mechanism by which this can occur is the Klemens mechanism, in which the optical phonon decays into two acoustic phonons of half its energy and of equal and opposite momenta [4.5.45]. The build-up of emitted optical phonons is strongly peaked at zone centre both for compound semiconductor due to the FrÖlich interaction and for elemental semiconductors due to the deformation potential interaction. The strong coupling of the FrÖlich interaction also means that high energy optical phonons are constrained to near zone centre even if parabolicty of the bands is no longer valid [4.5.46]. This zone centre optical phonon population determines the dominant optical phonon decay mechanism is this pure Klemens decay.

4.5.3.3.1 Modelling of electron-phonon interactions:

Researchers: Yu Feng, Hongze Xia, Santosh Shrestha, Robert Patterson, Gavin Conibeer

Another important factor is the Frohlich interactions between hot electrons and longitude optical phonon modes. The importance of investigating the fundamental particle interactions occurring in the device is demonstrated by the significant dependence between the carrier energy relaxation time and the output efficiency. The underlying mechanism of phonon bottleneck effect involves two parts, the first is the block of Frohlich interaction between electrons and phonons; while the second is the block of phonon decay from the optical modes into acoustic modes. Also the build-up of non-equilibrium of acoustic phonons may also contribute to reduced carrier energy relaxations. In order to understand the mechanism of slow relaxation rates in different types of materials the three interaction processes need to be simulated.

The Frohlich interaction occurs in polar semiconductors and creates energy exchange between electrons and longitudinal phonons. It affects the total energy and state transition rates by an interaction Hamiltonian. The Frohlich interaction Hamiltonian for superlattice structures involves an overlap integral over one dimension (the direction perpendicular to planes). The derivation of the Hamiltonian involves the interaction between electrons and polarization fields induced by longitudinal mode vibrations. By obtaining the divergence of the polarization field an effective phonon envelope function is developed and incorporated in the overlap integral.

4.5.3.3.2 Phonon decay mechanisms

Researchers: Gavin Conibeer, Santosh Shrestha, Robert Patterson, Yu Feng, Hongze Xia, Suntrana Smyth

An optical phonon will decay into multiple lower energy phonons. The processes require the conservation of energy and momentum. However, additionally, the principal decay path must be into two LA phonons only, which are of equal energy and opposite momenta, via an anharmonicity in the lattice, this was suggested by Klemens [4.5.45] and has been shown to apply to a wide range of materials.

Wide Phononic Gaps in III-Vs and analogues

For some compounds in which there is a large difference in masses of the constituent elements, there exists a large gap in the phonon dispersion between acoustic and optical phonon energies. If large enough this phonon band gap can prevent Klemens’ decay of optical phonons, because no allowed states at half the LO phonon energy exist. InN is an example of such a material with a very large phonon gap. The prevention of the Klemens’ mechanism forces optical phonon decay via the next most likely, Ridley mechanism, of emission of one TO and one low energy LA phonon. Such a mechanism only has appreciable energy loss (although still much less than Klemens’ decay) if there is a wide range of optical phonon energies at zone centre. This is only the case for lower symmetry structures such as hexagonal. For a high symmetry cubic structure, LO and TO modes are close to degenerate at zone centre and the Ridley mechanism is severely restricted or forbidden. Unfortunately cubic InN is very difficult to fabricate precisely because of the large difference in masses that give it its interesting phononic dispersion.

Slowed cooling has been observed in some III-V compounds in which there is a large difference in atomic mass. This has been shown in slowed carrier cooling for InN [4.5.47] and for slowed carrier cooling in InP compared to the small mass ratio GaAs [4.5.48].

Analogues of InN with abundant elements, but also with narrow Eg include II-IV-VI compounds such as ZnSnN2, IIIA nitrides such as LaN and YN which should have large phonon gaps, and IVA nitrides such as ZrN and HfN which are readily available. Bi and Sb compounds should also have large phonon gaps but are not abundant. Group IV compounds have large calculated gaps and small Egs, as well as several other advantages [4.5.49]. Fig. 4.5.30 shows calculations of phonon dispersions for group IV compounds which have large phonon band gaps, sufficient to block Klemens’ decay.

Figure 4.5.30: Adiabatic bond charge calculations of phonon dispersions for group IV compounds. Phonon gaps increase as the mass ratio increases with those for GeC and SnC large enough to block Klemens’ decay.

Slowed carrier cooling in MQWs

Low dimensional multiple quantum well (MQW) systems have also been shown to have lower carrier cooling rates. Comparison of bulk and MQW materials has shown significantly slower carrier cooling in the latter. Fig. 4.5.31 shows data for bulk GaAs as compared to MQW GaAs/AlGaAs materials as measured using time resolved transient absorption by Rosenwaks [4.5.50], recalculated to show effective carrier temperature as a function of carrier lifetime by Guillemoles [4.5.51]. It clearly shows that the carriers stay hotter for significantly longer times in the MQW samples, particularly at the higher injection levels by 1½ orders of magnitude. This is due to an enhanced ‘phonon bottleneck’ in the MQWs allowing the threshold intensity at which a certain ratio of LO phonon re-absorption to emission is reached which allows maintenance of a hot carrier population, to be reached at a much lower illumination level. More recent work on strain balanced InGaAs/GaAsP MQWs by Hirst [4.5.52] has also shown carrier temperatures significantly above ambient, as measured by PL. Increase in In content to make the wells deeper and to reduce the degree of confinement is seen to increase the effective carrier temperatures.

The mechanisms for the reduced carrier cooling rate in these MQW systems are not yet clear. However there are three effects that are likely to contribute. The first is that in bulk material photogenerated hot carriers are free to diffuse deeper into the material and hence to reduce the hot carrier concentration at a given depth. This will also decrease the density of LO phonons emitted by hot carriers as they cool and make a phonon bottleneck more difficult to achieve at a given illumination intensity. Whereas in a MQW there are physical barriers to the diffusion of hot carriers generated in a well and hence a much greater local concentration of carriers and therefore also of emitted optical phonons. Thus the phonon bottleneck condition is achieved at lower intensity.

The second effect is that for the materials systems which show this slowed cooling, there is very little or no overlap between the optical phonon energies of the well and barrier materials. For instance the optical phonon energy ranges for the GaAs wells and AlGaAs barriers used in [4.5.50] at 210-285meV and 280-350meV, respectively, exhibit very little overlap in energy, with zero overlap for the zone centre LO phonon energies of 285 and 350meV [4.5.53]. Consequently the predominantly zone centre LO phonons emitted by carriers cooling in the wells will be reflected from the interfaces and will remain confined in the wells, thus enhancing the phonon bottleneck at a given illumination intensity.

Thirdly, if there is a coherent spacing between the nano-wells (as there is for these MQW or superlattice systems) a coherent Bragg reflection of phonon modes can be established which blocks certain phonon energies perpendicular to the wells, opening up one dimensional phononic band gaps (analogous to photonic band gaps in modulated refractive index structures. For specific ranges of nano-well and barrier thickness these forbidden energies can be at just those energies required for phonon decay. This coherent Bragg reflection should have an even stronger effect than the incoherent scattering of the second mechanism above at preventing emission of phonons and phonon decay in the direction perpendicular to the nano-wells.

It is likely that all three of these effects will reduce carrier cooling rates. None depend on electronic quantum confinement and hence should be exhibited in wells that are not thin enough to be quantized but are still quite thin (perhaps termed ‘nano-wells’). In fact it may well be that the effects are enhanced in such nano-wells as compared to full QWs due to the former’s greater density of states and in particular their greater ratio of density of electronic to phonon states which will enhance the phonon bottleneck for emitted phonons. The fact that the deeper and hence less confined wells in [4.5.52] show higher carrier temperatures is tentative evidence to support the hypothesis that nano-wells without quantum confinement are all that are required. Whilst several other effects might well be present in these MQW systems, further work on variation of nano-well and barrier width and comparison between material systems, will distinguish which of these reduced carrier diffusion, phonon confinement or phonon folding mechanisms might be dominant.

Figure 4.5.31: Effective carrier temperature as a function of carrier lifetime for bulk GaAs as compared to GaAs/AlGaAs MQWs: time resolved transient absorption data for different injection levels, from Rosenwaks [4.5.50], recalculated by Guillemoles [4.5.51].

4.5.3.3.3 Hot carrier cell absorber requisite properties

The above discussion allows us to estimate the major properties required for a good hot carrier absorber material. These are listed below in approximate order of priority, although their relative importance may well change in light of future research:

1.	Large phononic band gap (EO(min) - ELA) - to suppress Klemens’ decay, requires large mass difference between elements.

2.	Narrow optical phonon energy dispersion (ELO - EO(min)) – to minimise the loss by Ridley decay, requires a high symmetry.

3.	Small Eg < 1eV – to allow broad range of photon absorption.

4.	A small LO optical phonon energy (ELO) – to reduce the amount of energy lost per LO phonon emission.

5.	A small maximum acoustic phonon energy (ELA). This maximises (EO(min) - ELA) and is important if ELO is also small.

6.

Good renormalisation rates in the material, i.e. good e-e and h-h scattering. This condition is met in most semiconductors quite easily, with e-e scattering rates of less than 100fs. But it may be comprised in nanostructures.

7.	Good carrier transport in order to allow transport of hot carriers to the contacts.

8.	Ability to make good quality, ordered, low defect material.

9.	Earth abundant and readily processable materials.

10.	No, or low, toxicity of elements, compounds and processes.

4.5.3.3.4 Hot carrier absorber: choice of materials

InN has most of these properties, except 4, 8 & 9, and is therefore a good model material for a hot carrier cell absorber. InN is investigated below in combination with its alloys with GaN. However the abundance of In is very low, so it is difficult to see InN as a long term material suitable for large scale implementation. Hence analogues of InN, which retain its interesting property of a large phonon band gap, are also investigated.

Analogues of InN

As InN is a model material, but has the problems of abundance and bad material quality, another approach is to use analogues of InN to attempt to emulate its near ideal properties. These analogues can be II-IV-nitride compounds, large mass anion III-Vs, group IV compounds/alloys or nanostructures.

Figure 4.5.32: Use of the periodic table to analyse possible analogue compounds of InN based on atomic mass combination and electro-negativity.

II-IV-Vs: ZnSnN; ZnPbN; HgSnN; HgPbN

With reference to Fig. 4.5.32, it can be seen that replacement of In on the III sub-lattice with II-IV compounds is analogous and is now quite widely being investigated in the Cu2ZnSnS4 analogue to CuInS2 [4.5.54].

ZnGeN can be fabricated [4.5.55] and is most directly analogous with Si and GaAs. However, its band gap is large at 1.9eV. It also has a small calculated phononic band gap [4.5.56]. ZnSnN has a smaller electronic gap (1 eV) and larger calculated phononic gap [4.5.56]. It is however difficult to fabricate, and also its phononic gap is not as large as the acoustic phonon energy making it difficult to block Klemens decay completely. HgSnN or HgPbN should both have smaller Eg and larger phononic gaps. These materials have not yet been fabricated [4.5.57].

Large mass cation:

The Bi and Sb compounds have large predicted phononic gaps and Bi is a relatively abundant material, with only low toxicity [4.5.57]. BiB has the largest phononic gap but AlBi, Bi2S5, Bi2O3 (bismuthine) are also attractive. Similarly SbB has a large predicted phononic gap. That for AlSb is the same size as the acoustic phonon energy and its band gap is 1.5eV, making it marginal as an absorber material and similar to InP.

Group IIIA III-Vs

LaN and YN both have large phononic gaps whilst that for ScN is too small. The Lanthanides can also form III-Vs. ErN and other RE nitrides can be grown by MBE. The phononic band gaps of the Er compounds are predicted to be large, because of the heavy Er cation, but its discrete energy levels make it not useful as an absorber, although the combination of properties in a nanostructure could be advantageous.

Group IV alloy/compounds:

All of the combinations Si/Sn, Ge/C or Sn/C look attractive with large gaps predicted in 1D models. However being all group IVs they only form weak compounds. Unfortunately SiC, whether 3C, 4H or 6H, has too narrow a phononic gap. Nonetheless GeC does form a compound and is of significant interest [4.5.58].

There are also several other inherent advantages of group IV compounds/alloys all of which are associated with the four valence electrons of the group IVs which result in predominantly covalent bonding:

a)

The elements form completely covalently bonded crystals primarily in a diamond structure (tetragonal is also possible as in βSn). However for group IV compounds the decreasing electronegativity down the group results in partially ionic bonding. This is not strong in SiC and whilst it tends to give co-ordination numbers of 4, can nonetheless result in several allotropes of decreasing symmetry: 4c, 4h, 6h. However, as the difference in period increases for the as yet theoretical group IV compounds, so too does the difference in electronegativity and hence also the bond ionicity and the degree of order. For a hot carrier absorber this is ideal because it is just such a large difference in the period which is needed to give the large mass difference and hence large phononic gaps. All of GeC, SnSi, SnC (and the Pb compounds) have computed phononic gaps large enough to block Klemens decay, and should also tend to form ordered diamond structure compounds.

b)

Because of their covalent bonding, the group IV elements have relatively small electronic band gaps as compared to their more ionic III-V and much more ionic II-VI analogues in the same period: e.g. Sn 0.15eV, InSb 0.4eV, CdTe 1.5eV. In fact to achieve approximately the same electronic band gap one must go down one period from group IV to III-V and down another period from III-V to II-VI: e.g. Si 1.1eV, GaAs 1.45eV, CdTe 1.5eV. This means that for group IV compounds there is greater scope for large mass difference compounds whilst still maintaining small electronic band gaps. A small band gap of course being important for broadband absorption in an absorber - property 3 in the desirable properties for hot carrier absorbers listed above.

c)

The smaller Eg would tend to be for the larger mass compounds of Pb or Sn. Which, to give large mass difference, would be compounded with Si or Ge. This trend towards the lower periods of group IV also means that the maximum optical phonon and maximum acoustic phonon energies will be smaller for a given mass ratio - the desirable properties 4 and 5.

d)

Furthermore, unlike most groups, the group IV elements remain abundant for the higher mass number elements – desirable property 9. Property 10 is also satisfied because the group IVs have low toxicity.

Nanostructures:

As discussed in Section 4.5.3.3.9, the phonon dispersion of QD nanostructures can be calculated in the same way as compounds. Their phononic properties can be estimated from consideration of their combination force constants. Hence it is possible to ‘engineer’ phononic properties in a wider range of nanostructure combinations. Of the materials discussed above the Group IVs lend themselves most readily to formation of nanostructures instead of compounds due to their predominantly covalent bonding, which allows variation in the coordination number. Therefore the nanostructure approaches of Section 4.5.3.3.9 are consistent with a similar description as analogues of InN, whether it be III-V QDs, colloidally dispersed QDs or for core shell QDs.

4.5.3.3.5 Combined phononic / mnw absorber design

Researchers: Gavin Conibeer, Yu Feng, Hongze Xia, Robert Patterson, Suntrana Smyth

The multiple nano-well structures have demonstrated reduced carrier cooling by enhancing the phonon bottleneck, probably at a stage prior to optical phonon decay. Large phononic band gap materials would seem to have strong potential to block Klemens’ decay of optical phonons. A structure combining both structures should give even greater reduction in carrier cooling rates as the mechanisms should not interfere directly with each other and hence their effects should be additive. A combined absorber for a hot carrier cell should look similar to Fig. 4.5.33.

This has narrow nano-wells of phononic band gap material, not thin enough to give quantum confinement, separated by thin barriers. The barriers would either have an electronic band offset to block hot carrier diffusion or an optical phonon energy offset with the nano-wells and probably a coherent nano-well structure, or all three, depending which of the multiple nano-well (MNW)

mechanisms discussed above is dominant. This will enhance the phonon bottleneck either by preventing hot carrier diffusion, by reflecting and confining optical phonons or by blocking certain folded phonon modes, respectively, or all three. The phononic nano-wells themselves will further enhance phonon bottleneck by preventing Klemens’ decay of optical to acoustic phonons. This should maximise the phonon bottleneck and minimise carrier cooling for a given illumination intensity. A lattice matched pair of large phononic band gap nano-well and barrier materials (InN/InGaN) is suggested in Fig. 4.5.33 (b), whereas in (c) a wider range of possible InN analogue phononic band gap materials could be used in a thin film structure with thin probably oxide barriers. The thin barriers (a few nm) should facilitate tunnelling between wells and hence transport of the carriers to the contacts.

Figure 4.5.33: Hot Carrier cell design combining Multiple Nano-Well (MNW) with phononic band gap materials: (a) schematic and (b) band structure for InN/InGaN epitaxial multiple nanowell with phononic band nano-wells; (c) band structure with nano-wels of analogues of InN with large phononic band gap with thin film barriers.

4.5.3.3.6 Alternative quantum well structure with integrated energy selective contacts

Researchers: Dirk KÖnig, Binesh Puthen-Veettil

Use of quantum wells in the absorber region has the advantage of a continuous density of states in the plane above the first confined energy level. This allows continuous absorption of photon energies above this energy. With barriers of different phonon energy such that they reflect optical phonons, phonons can be confined in the z direction and increase phonon bottleneck the consequent decrease in carrier cooling rate. If in addition the materials and barrier are chosen such that they give two confined energy levels below the barrier a significant distance apart, then these can select only a very few carrier energies to be transported through the device, thus effectively playing the role of energy elective contacts. This thus reduces the need for external energy selective contacts and allows the contacts to be optimised for the appropriate Fermi level and work function alignment to give electron collection and hole reflection at one contact and hole collection and electron reflection at the other, thus giving the rectification required.

Figure 4.5.34: InAs/AlSb MQW on AlSb with GaP top electron contact layer to give integrated hot carrier absorber and carrier energy selected structure without need for external ESCs.

Figure 4.5.34 shows such a structure with InAs wells and AlSb barriers, designed to give confined energy levels such that the 2nd level aligns with the conduction band of heavily n-type GaP. The GaP and AlSb contact materials act as hole and electron blocking layers respectively. The valence band offset between InAs and AlSb is very small. This allows the AlSb to collect thermalised holes from the valence band of the superlattice. InAs and AlSb have a very small lattice mismatch (1.3%) so the whole structure could be grown epitaxially on an AlSb substrate [ 4.5.59, 4.5.60].

Such an integrated structure would give an ideal test bed for integration of absorber MQW and internal energy selection of carriers which would not require external ESCs and which gives rectification in the external circuit. The specific materials and their thicknesses required would not allow optimisation for slowing of hot carrier cooling, but would be able to be optimised for appropriately spaced energy selection and collection.

4.5.3.3.7 Phononic dispersion modelling to predict phonon lifetimes and decay rates in specific III-V or core-shell structures

Researchers: Hongze Xia, Yu Feng, Robert Patterson, Gavin Conibeer

InN/ InxGa1-xN multiple quantum-well superlattices (MQW-SL) with wurtzite crystal structure are studied as the absorber of the hot carrier solar cell. Such a structure will exploit both the significant hot-phonon-bottleneck effects of the component materials and the known slowed carrier cooling in MQWs. The former is due to the large contrast of the atomic masses, and hence a large band-gap between high-lying and low-lying phonon modes. The phonon band-gap effectively stops Klemens decay, i.e. one high-lying phonon decaying into two low-lying phonons, and produce hot population on the polar modes, feeding energy back to electrons. InN and InxGa1-xN have very similar lattice structures, with almost the same lattice constant. This benefits the solar energy conversion, in terms of both the carrier transport and the reduction of recombination sites. The 1-dimensional superlattice structure ensures a continuous electronic energy spectrum and hence a broad-band absorption. The absorption is further enhanced by the small electronic band-gap of InN.

The dispersion relations of phonon modes in superlattices have been computed with a 1-dimensional atomic-plane model. Since the epitaxial growth is intended to be along the high-symmetrical Γ - A direction for both InN and InxGa1-xN layers, the periodicity of MQW-SL and hence the zone-folding is along this direction. For simplicity we assumed that the mode frequency of each zone-folded mini-band only depends on the vertical component of the wave-vector (i.e. along Γ - A). The reason for this assumption partly comes from the high concentration of electron-emitted polar phonons around the zone-center, where the dispersions are relatively flat compared to the mini-gaps. In wurtzite structure periodic atomic planes with alternating elements align perpendicular to the Γ-A direction. If only considering the vertical component of wave-vectors, all atoms in one atomic plane vibrate in phase and can be treated as one uniform displacement. The phononic model adopted here treats a 1-dimensional chain with an equal length of the superlattice periodicity, taking into account the plane-to-plane force constants. The plane-to-plane force constants are calculated by adopting the conventional Keating potentials for all bonds. A sample phononic dispersion relation is shown in Fig. 4.5.35. The electronic structures, involving the wavefuntions and energies of all the states, can be calculated by using the Kronig-Penney model for superlattices. In equilibrium conditions space charges occur in the well layers (negative) and in the barrier layers (positive) due to the difference of their electron affinities. The electron affinity of InGaN is significantly lower than that of InN, giving a larger off-set of the conduction band edge rather than that of the valence band edge. A sample electronic dispersion relation is shown in Fig. 4.5.36.

Figure 4.5.35: The left figure indicates the phonon decay paths and the sample dispersion for a SL structure with 3 layers of unit cells inside each layer (barrier or well). The right figure shows the phonon modulation function of a representative mode from each category of modes, computed from the eigenfunctions of the lattice dynamic equation. The transverse modes have similar modulation functions and hence only that part of the longitude modes is shown.

Figure 4.5.36: The electronic dispersion relation and the zone-center wave functions for a SL structure with 3 layers of unit cells inside each layer (barrier or well). The wave vector is along the Gamma-A crystal direction.

The calculation of the rate of polar interaction between hot electrons (here emission by holes is not of concern) and polar phonons are based on the Frohlich-type Hamiltonian and the 1-st order perturbation theory. A hot reservoir of electrons at 1000K is assumed, with heat transferred to the cold reservoir of lattice modes at 300K. The energy relaxation times referring to the polar phonon emission are illustrated in Fig. 4.5.37, for all the MQW-SL configurations, i.e. for different well and barrier thicknesses and different barrier materials. 18X18 combinations of the thicknesses are sampled for representing all the possible structures from 2nm to 9nm. The number of combinations comes from the fact that a complete well/barrier layer should include an integer number of unit cells. Figure 4.5.37 is generated by interpolating the relaxation time data of the sampling combinations.

Figure 4.5.37: Energy relaxation times of the hot electron system (1000K), in the reservoir of phonons (300K), with superlattice structures of different well/barrier thicknesses and InxGa1-xN compositions (Left: x=0 Right: x=0.2)

The energy relaxation times of high-lying longitude optical phonons are demonstrated in Fig. 4.5.38, for different combinations of well and barrier thicknesses. For Indium mole fraction x=0 (left figure), the contrast of relaxation times are larger than that for the case for x=0.2 (right figure); this is reasonable for as the higher Indium content in the barrier layer would make the structure closer to bulk InN. Both figures show the same trend with different barrier/well thicknesses: the relaxation time increases with thicker well layers and thinner barrier layers, in spite of some irregular local variations. The regular variation mainly results from the change of numbers of InN-like modes and InGaN-like modes. Here a hot reservoir of high-lying modes at 1000K is assumed, with heat transferred to the cold reservoir of low-lying lattice modes at 300K. The non-equilibrium between the two systems is physical due to their significant frequency separation.

Figure 4.5.38: Energy relaxation times of the high-lying LO phonon system (1000K), in the reservoir of 1000K high-lying phonons and 300K low-lying phonons, with superlattice structures of different well/barrier thicknesses and InxGa1-xN compositions (Left: x=0 Right: x=0.2)

To explain the variation, we need to first examine the phonon dispersions of the MQW-SL. Taking x=0 as an example, the left figure in Fig. 4.5.35 shows the dispersions of InN/GaN SL structure, with

6 layers of nitrogen atoms inside each layer (the same for both the InN layer and the GaN layer). From the number of atomic layers involved we could expect the same number of high-lying optical modes which are InN-like and GaN-like respectively. The GaN-like optical modes (blue color: solid line for LO, dash line for TO) have much higher frequencies than the InN-like optical modes (green color), for the bond force constants of GaN is larger than for InN and the atomic mass of Ga is smaller than In. There are also four branches (orange colour: two of LO and two of TO) corresponding to the interfacial modes (IF), with frequencies between GaN-like modes and InN-like modes. From the right figure of Fig. (4), the vibrations can be seen to be almost completely confined in the respective layers, for InN-like and GaN-like optical modes. For IF most of the vibrational energy is within the 1st and 2nd nitrogen atoms from the interface, and hence has little overlap with InN-like or GaN-like modes.

Considering all three-phonon processes, only the Ridley channel and the Shrivistava-Barman channel (decaying into a high- lying optical phonon and a low-lying optical phonon) are allowed due to the energy conservation law. As in wurtzite-structured SL, the difference between the acoustic branches and the low-lying optical branches becomes almost indistinguishable with both having partial optical-like character. These low-lying branches can be separated into two categories: GaN-confined modes (red lines) and GaN-InN mixed modes (grey lines). In fact the InN-like low-lying modes sit within the allowed frequency band of GaN, hence vibrations in GaN layers are excited too. Therefore no InN-confined modes exist in the low-lying branches. Among all allowed three-phonon processes, GaN-like optical modes can decay into both types of low- lying modes (See the solid arrow and the dashed arrow in Fig. 4.5.35), while InN-like optical modes can only decay into the mixed modes as they only overlap with the mixed modes. Besides, the energy gap between GaN-like LO modes and GaN-like TO modes is relatively large; hence the resulting low-lying phonons have relatively high energies, compared to the decayed low-lying phonons from the InN-like modes. Since the low-lying branches with high energies are generally flatter, leading to a larger joint density of states of transition, the decay rates of GaN-like LO modes could be enhanced further. Due to the two reasons explained above the GaN-like LO modes decay faster than the InN-like LO modes. Therefore with a thicker well layer (or a thinner barrier layer), the energy relaxation time of the high-lying LO phonon system becomes longer, for it introduces more InN-like modes (or fewer InGaN-like modes).

According to Fig. 4.5.38, the relaxation time of high-lying phonons could go up to 300ps, significantly longer than the bulk value of around 1ps. And according to Fig. 4.5.37 the relaxation time of hot electrons (if phonons are completely thermalized) can go up to more than 1ps, this is also much longer than the bulk value. Combining these two, an optimized MQW-SL structure should involve a thin barrier layer and a thick well layer. The contrast in phonon energies between the well and the barrier also needs to be large, indicating a small Indium content in the barrier. In addition, such a structures could potentially prevent hot phonons diffusing out, making it even more attractive than bulk materials.

4.5.3.3.8 Time resolved photoluminescence measurements of bulk phononic band gap materials

The potential efficiency boost, which can be achieved by hot carrier solar cells, is directly related to the possibility of extracting high energy carriers from the absorber layer before thermalisation, increasing the voltage and hence the conversion efficiency. The poor conversion efficiency of photons with energies above the band gap of the absorber is the main loss mechanism in conventional single junction solar cells. The investigation of thermalisation time constants of hot carriers is a crucial step towards the engineering of hot carrier cells. The efficiency of an InN based hot carrier solar cell has been calculated using the theoretical model in Sections 4.5.3.3.7 and 4.5.3.1. It was found that the limiting efficiency is strongly related to hot carriers relaxation velocity in the absorber [4.5.61].

A comparison of femtosecond time resolved photoluminescence (tr-PL) spectroscopy between InP and GaAs was reported in the annual report two years ago and now published in [4.5.48]. This showed a distinctly longer carrier cooling time constant for the wide phononic gap InP as compared to almost zero phononic gap of GaAs. It also showed further evidence for excitation into higher side valleys for both GaAs and InP for appropriate excitation wavelengths. Hot carrier cooling in InN has been investigated using tr-PL. The wide gap between optical and acoustic branches in the InN phononic dispersion relation (wider than that for InP) prevents the Klemens decay of optical phonon into acoustic phonons. This can lead to slower carrier cooling due to the “Hot Phonon Effect” [4.5.62]. The decay of hot carriers for different excitation wavelengths InN has been investigated.

Figure 4.5.39: Schematic representation of time resolved photoluminescence arrangement.

Tr-PL experiments have been performed on an InN sample grown on sapphire substrate, obtained from collaborators in Taiwan, using the measurement configuration shown in Fig. 4.5.39. In this technique a laser pulse acts as a switching gate relating the photoluminescence signal to the time domain. The PL signal is collected from the sample, after a femtosecond laser excitation, and focused in a non linear crystal. The gate signal is generated from the same laser and is focused on the same crystal after passing through an optical delay stage. The signal is detected using a monochromator and a PMT. Our system configuration provides 150 fs pulses with tunable wavelength over a range of 256 nm (4.84 eV) to 2.6 µm (0.48 eV).

Figure 4.5.40: 3D representation of InN time resolved PL data.

Figure 4.5.40 is a three dimensional representation of PL as a function of time for all the probed wavelengths. It can be observed that the PL sharply rises when the carriers are photo-excited by the laser pulse. The fast decay of the PL shows the thermalisation of carriers towards respective band edges. The decay is faster for highly energetic carriers compared to carriers closer to the bandgap. Thus the carrier population quickly degenerates towards the band edges during the thermalisation process. In InN the thermalisation is most probably due to interaction of highly energetic electrons and holes with LO phonons.

To investigate the rate of the carrier cooling process, the effective temperature of the carrier population has been calculated fitting the high energy tail of the PL spectrum for every single time during the cooling transient. The PL has been fitted assuming that carriers form a Boltzmann-like distribution in a femtosecond time scale using the following equation.

L(ε) represents the measured PL intensity at energy ε, α(ε) is the measured sample absorption coefficient, EG is the InN energy gap, 0.7 eV in this case, and kB is the Boltzmann constant. TC is the fitted parameter and represents the hot carrier temperature. Figure 4.5.41 shows the tr-PL data for two sets of samples (a) In N grown on Sapphire substrate and (b) InN grown by MBE at Saitama University for zinc blende structure on sapphire and as wurtzite structure on MgO substrate. For the data in (a) the carrier temperature transient is seen to follow an exponential behaviour quite well (blue line – fit). The data for the higher quality samples in (b) show significantly slower carrier cooling rates than for (a).

Figure 4.5.41: Carrier relaxation curves for InN using tr-PL: (a) Lower quality InN with soPhotoexcited carrier density is 1.5 x 1019 cm-3. The blue dashed curve is a single exponential fit. (b) Zinc blende and wurtzite InN samples grown by MBE on MgO substrates by Shuei Yagi, Saitama University (Cubic=crosses, Wurtzite structure = circles). This high quality material shows much slower carrier cooling rates.

The fitting of the calculated temperature data has been performed using a single exponential.

Here τTH represents the carriers thermalisation time constant, whereas C and K are two constant parameters. The fitted value for τTH is 7 ps. This long cooling constant can be attributed to the hot phonon effect due to the long lifetime of the A1(LO) phonon [4.5.48,4.5.63]. The variation in carrier cooling rates measured is attributed to the difficulty of growing good quality InN on sapphire substrate, such that the carrier cooling velocity is strictly related to the quality of the material. Other slow carrier cooling constants have been reported for InN in the literature [4.5.64].

4.5.3.3.9 Nanostructures for absorbers

Nanostructures offer the possibility of modification of the phonon dispersion of a composite material. III-V compounds or indeed most of the cubic and hexagonal compounds can be considered as very fine nanostructures consisting of ‘quantum dots’ of only one atom (say In) in a matrix (say N) with only one atom separating each ‘QD’ and arranged in two interpenetrating fcc lattices. Modelling of the 1D phonon dispersion in this way gives a close agreement with the phonon dispersion for zinc-blende InN extracted from real measured data for wurtzite material.

Similar ‘phonon band gaps’ should appear in good quality nanostructure superlattices, through coherent Bragg reflection of modes such that gaps in the superlattice dispersion open up [4.5.65]. There is a close analogy with photonic structures in which modulation of the refractive index in a periodic system opens up gaps of disallowed photon energies. Here modulation of the ease with which phonons are transmitted (the acoustic impedance) opens up gaps of disallowed phonon energies.

Force constant modelling of III-V QD materials by SK growth

3D force constant modelling, using the reasonable assumption of simple harmonic motion of atoms in a matrix around their rest or lowest energy position, reveals such phononic gaps [4.5.66]. The model calculates longitudinal and transverse modes and can be used to calculate dispersions in a variety of symmetry directions and for different combinations of QD sub-lattice structure and super-lattice structure.

III-V Stranski-Krastinov grown QD arrays of InAs in InGaAs and InGaAlAs matrices are fabricated at the University of Tokyo using MBE. We are investigating these for evidence of phonon dispersion modulation and potential slowed carrier cooling. In order to understand the expected phonon dispersions these are being modelled using the 3D force constant technique.

Lattice matched and strain compensated material pairs that may produce large phonon bandgaps are of interest. Previous iterations in the design of these structures indicated the importance of separating “light” and “heavy” atoms to different parts of the nanostructure. Initially, the lightest atom in the system, As, was present in both the QD and the matrix. This meant that the reduced mass of both regions (proportional to the sum of the inverses of each atomic mass) was very similar as the light element dominates in this case.

On this iteration structures with an In0.5Ga0.5-xAlxAs matrix (with x=0.4) and InAs QDs were grown. Significant Al content was introduced into these structures with the expectation that this light element, segregated to the matrix material, might produce appreciable phonon bandgaps. Some images derived from characterisation of the structure are presented in Fig. 4.5.42. The superlattice of QDs has a simple hexagonal structure. Extraordinary periodic out-of-plane stacking is achievable and largely defect free structures can be grown on the order of microns.

Figure 4.5.42: Some images of the structure as grown and modelled. (Above) the near-perfect stacking of the structure is shown. (Above right) in-plane InAs QD arrangement. (Right) simple hexagonal superlattice structure showing stacking. The QDs are similar to flattened disks with in plane dimensions of 40-50 nm and heights of 7 nm.

Force constant modelling of this structure predicts an appreciable phonon bandgap, as shown in Fig. 4.5.43 and Fig. 4.5.44. This bandgap is due almost entirely to the presence of the Al in the system. A small bandgap is present due to the mass difference between In, Ga and As, but it is less than a quarter of the size shown in Fig. 4.5.43 and Fig. 4.5.44. Due to computational constraints the size of the QDs is quite small, only about a nanometre in diameter. While actual sizes for these structures are too computationally intensive to model without extreme effort, recent modelling with gradually increasing size suggests that the dispersion relations scale linearly with size. That is, once the discrete distances (bond lengths) are small relative to the superlattice unit cell dimension, the dispersion should look exactly the same when scaled such that the relative dimensions are preserved. This will be investigated in greater detail in further work.

Figure 4.5.43: Dispersion curves for InAs QDs in a simple hexagonal SL. The matrix is In0.5Ga0.5-xAlxAs with (x = 0.4). There is a large phonon bandgap present in the system due to the presence of Al. The gap seems very tolerant to Al location. (Top): <100>, (Middle): <110>, (Bottom): <111> directions.

Figure 4.5.44: Densities of states (DOS) for the dispersion curve immediately to the left. Note small changes in the DOS could be due to pseudo-random locations of the Ga and Al particles or to differences in crystalline direction. (Top): <100>, (Middle): <110>, (Bottom): <111> directions respectively.

4.5.3.3.10 Fabrication and characterisation of highly ordered nanoparticle arrays for hot carrier absorber

As demonstrated by the work on modelling phonon modulation, periodic core-shell QD arrays offer a way to significantly change the phonon modulation in a superlattice because the core and shell can be of materials of very different force constant, directly leading to a strong phonon confinement. Deposition methods are being investigated to fabricate such highly ordered QD arrays.

The Langmuir-Blodgett (LB) deposition technique is conventionally used for the fabrication and characterisation of single and multilayer films with precise control of thickness, molecular orientation and packing density. In recent years, it has been applied to metallic nanoparticle depositions for formation of highly ordered array.

We have employed an LB system to fabricate gold (Au) and silicon (Si) nanoparticle layers. A LB system has been set up at UNSW. We have designed the trough top for nanoparticle deposition to optimise the dispersability. The system is shown in Fig. 4.5.45, which consists of a trough, a pair of barriers, a surface pressure sensor, a dipping unit for film transferring and an interface controller.

Figure 4.5.45: A customised LB system for nanoparticle deposition, installed in Room 1013 Chemical Engineering Building UNSW.

LB deposition and formation of monolayer with Si nanoparticles:

Figure 4.5.46(a) is a schematic diagram showing the LB system, consisting of an LB trough, a solid substrate, a dipping unit, a Wilhelmy plate and two barriers. To make a Si NP array, a small amount of 0.5 mg/mL chloroform solution with dodecane-capped Si NPs dissolved with diameters of 2.7 nm or 6.9 nm, was spread onto the water surface drop wise over a time interval of 30 seconds. After the complete evaporation of the solvent (chloroform), the Langmuir monolayer of Si NPs on the water surface was dynamically manipulated by compression with the barriers. During the compression, the surface pressure (SP) was measured using the Wilhelmy plate, and the isotherm curve (SP versus film area) was recorded. Fig. 4.5.46(b) shows the isotherm curve for a 30 mL chloroform solution of 2.7-nm-diameter Si NPs with a concentration of 0.5 mg/ml. Upon application of an appropriate level of compression, suitable packing within the monolayer is achieved on the water surface. Subsequently, the monolayer was transferred onto a hydrophilic substrate (Si or Quartz wafer washed in piranha solution) through vertical-dipping controlled by the dipping unit. From the AFM image (Fig. 4.5.46(c)), a film is observed. The cross-sectional view clearly shows the thickness of the film is 2.7 nm, equal to the size of Si NPs, which indicates a monolayer.

Figure 4.5.46: (a) a schematic of the LB system; (b) measured isotherm curve for Si NPs of 2.7 nm and the chosen depositing surface pressure (SP); (c) AFM image and cross-sectional profile of the fabricated 2.7 monolayer on a Si wafer.

Amorphous and short-range ordered close-packed arrays:

Unlike other semi-conductor NPs such as CdSe or metallic NPs, due to their irregular shapes and lighter weight, Si NPs are not mobile enough for self-assembly to happen in a short timescale; this is due to the weaker attractive capillary forces between the particles. Therefore, the reported results always show a random array of Si NPs or aggregated clusters. In our work, we found that by increasing the stabilizing time for monolayer formation on the water surface or slowing down the moving rate of the barriers before performing the vertical dipping, we can achieve decently uniform ordered close-packed arrays as shown in Fig. 4.5.47 (d).

Figure 4.5.47: TEM images of (a) amorphous (b) short-range-ordered (c) more uniform short-range-ordered close packed arrays deposited at a SP of 50 mN/m with different LB processes (d) an enlarged area in (c); Process 1 is to prolong the stabilizing time of the monolayer on the water surface, 2 is to slow down the moving rate of the barriers.

In summary, we have established a process for deposition of nanoparticle monolayers on a solid substrate, with reasonably close packed ordered arrays of nanoparticles. Future work will concentrate on improving periodicity of the monolayer for both HC absorbers and energy selective contacts.

4.5.3.4 Implementation of nanostructures for hot carrier cells

In order to use a nanoparticle array as a hot carrier absorber, and hence utilise slowed carrier cooling due to modified phonon dispersion, then a way to fabricate a complete structure with ESCs must be established. A structure in which nanoparticles are arranged in a uniform 3D array should give the required phononic band gap. The degree to which this needs to be ordered is still under investigation. Certainly a large difference between masses is beneficial between the nanoparticles and the matrix and this can be best achieved in an array of ‘core shell QDs’ in which the core and shell have very different acoustic impedance in order to promote coherent reflection and hence confinement of phonons [4.5.65]. The matrix in which such an array is embedded needs to allow transport of carriers to contacts and also electron-electron and preferably hole-hole scattering to renormalise carrier energies. Such a structure should also have a narrow electronic band gap so as to absorb a wide range of photon energies. This combination of properties is challenging but not mutually exclusive because phononic properties are largely independent of electronic properties and such a structure would not need to have electronic confinement of carrier energies just vibronic modulation of phonon energies. Energy selective contacts are also required for such a structure. These would most ideally be arranged at the top and bottom of the absorber. However, in a realistic device a selective hole contact might not be required as the hole population only contains a small fraction of the hot carrier energy and hence thermalisation of holes is less important, whereas a structure with only one contact (presumably the top contact) as an ESC would be much easier to fabricate. These ESCs would be QD or QW double barrier structures. (Addition of extra layers to give double QD/QW triple barrier structures (or even triple QD/QW quadruple barriers) would give greater resonance and enebale the contact to be rectifying – important if it is to collect carriers of only one. Such a QD array / double barrier QD ESC structure is shown schematically in Fig. 4.5.48.

Figure 4.5.48: Conceptual integrated hot carrier device, incorporating double (or triple) barrier QD resonant tunnelling contacts and absorber probably based on either a bulk or nanostructure phononic band gap material and/or MQW nanostructure, for slowed carrier cooling.

4.5.3.5 Summary of hot carrier solar cell research

There has been significant development in most areas of hot carrier solar cell work. The modelling of efficiencies now includes combinations of absorber and energy selective contacts with reasonable values chosen using real material parameters based on III-nitrides. This has been carried out both for bulk absorber InN and for multiple quantum well materials again based on nitrides. Such devices are capable of being fabricated and then tested against these predicted results and work with collaborators is moving towards growing such devices. In addition the theory of the slowed carrier cooling behaviour in MQWs is being investigated with plans to test the competing mechanisms again using material from a range of collaborators. Measurement of InN with time-resolved PL has indicated some evidence for slowed carrier cooling, further corroborating the importance of a large phonon band gap to block optical phonon decay, but also highlights the importance of material quality. Progress on the Langmuir-Blodgett approach to ordered nanoparticle arrays has seen development of highly ordered arrays of nanoparticles. The potential application of nanostructures to fully integrated devices has been investigated conceptually, with various designs considered. Similarly the possibility of absorber materials which are analogous to InN is also being investigated. These many aspects of Hot carrier cells will see further development and consolidation in 2013 with working devices planned for early 2014.

4.5.4 Up-Conversion

Researchers: Sanghun Woo, Craig Johnson, Supriya Pillai, Shujuan Huang, Richard Corkish, Gavin Conibeer

Collaboration with: Peter Reece (Physics, UNSW), John Stride (Chemistry, UNSW)

Up-conversion in novel silicon-based materials

Up-conversion (UC) in erbium-doped phosphor compounds (particularly NaYF4:Er) has been shown to be a promising means of enhancing the sub-band-gap spectral response of conventional Si solar cells without modification of the electrical properties of the cell [4.5.67]. In this scheme, a layer containing the phosphor is applied to the rear of a high-efficiency bifacial cell. After absorbing two long-wavelength (1500nm) photons - which are transmitted by the cell - the excited Er ions can relax by emitting a photon with an energy greater than the Si band gap, thereby increasing the current that can be extracted from the cell.

Synthesis of Er doped NaYF4 phospors for UC

Fabrication of in-house phosphors allows control over the growth process and the ability to control Er doping levels and the possibility to include co-dopants.

NaY(1-x)F4:Erx nanocrystals were synthesized by thermal decomposition of metal trifluoroacetate (TFA) precursors [4.5.68, 4.5.69]. After the reaction at 800C for two hours, oleic acid (OA) and 1-octadecene (1-ODE) were added to the reaction and slowly heated for 1 hour at 2800C. At this stage, NaYF4:Er NCs formed in the alpha phase. To convert NCs from alpha to the beta phase, the temperature was slowly increased to 3200C for 3 hours. The resulting solution was treated to remove unreacted precursors, excess OA and 1-ODE. NaYF4:Er NC films were fabricated by spin casting followed by nucleophilic ligand exchange. NC films were coated on the glass by multiple spin castings.

Fig. 4.5.49(A) shows HRTEM images of hexagonal beta phase NaYF4:Er NCs. The dominant and most distinguishable lattice (100) of the hexagonal beta phase NaYF4 NCs had a fringe distance of 0.54 nm. The histogram in Fig. 4.5.49 (B)indicates that particles had sizes ranging from 25 to 35 nm with a narrow size distribution peaking around 30 nm.

Figure 4.5.49: Electron microscope data for NaYF4: 10% Er. (A) low and high resolution TEM. Both scale bars correspond to 50nm. (B) Histogram of diameters of Er dope NCs.

The absorption spectrum of UC NCs is shown in Fig. 4.5.50 and corresponds to all energy levels up to 3.1 eV of NaYF4:Er NCs. Fig. 4.5.50(B) shows five red-shifted peaks compared to the absorbance which were resulted from radiative relaxations from 2H11/2, 4S3/2, 4F9/2, 4I9/2 and 4I11/2. As shown by UC luminescence images in insets of Fig. 4.5.50(B) increased Er concentrations in UC NCs accelerated multi-phonon relaxation processes between 4S3/2 and 4F9/2, which emphasizes the importance of optimization between slowing non-radiative decay rates and increasing absorption sites in NCs.

Figure 4.5.50: Absorption spectra for NaYF^4:Er NCs (A). (B) detil 300-1000nm, with insets showing the luminescence.

The SEM images of spin cast films before and after the soaking process in a MPA solution are shown in Fig. 4.5.51(A) and (B) respectively. Without the post soaking process, NCs were coated separately from neighbouring crystals, and packed closely. By treating with a 3-MPA solution, NCs were agglomerated and linked to each other resulting in a bulk-like feature. The cross-linked NC film made with 3-MPA brings about easy handling, light trapping in NC layers, and a reduced film thickness.

Figure 4.5.51: (A) SEM images of morphology of upconverting layer (A) before and (B) after soaking in a MPA solution. (C) Up-convesrion spectroscopy showing the intensities of emitted photons in terms of laser power densities and Er doping concentration. (D) Film thickness dependent upconversion under three different excitation powers.

Figure 4.5.51 (C) shows the total intensity of upconverted photons from energy levels above 4I11/2, which are all able to contribute to the photoconversion process in c-Si solar cells, depending on the excitation power between 30 μW and 215 mW and the Er concentration between 2 and 100% substituting Y sites of the NaYF4 host structure. To minimize the effect of the total number of Er ions in UC samples, all samples were prepared thicker than the required thickness for saturated upconversion, as described in the thickness dependent analysis below. Considering the result of Er concentration effects, 15% Er doped UC layers always gave the best upconversion regardless of the excitation power. This means that increasing Er doping concentration did not affect the number of photons that could meet with each trivalent Er ion. The ratio between the Er doping concentration and the photon flux was not a predominant factor because the number of photons that could be absorbed by each Er ion does not change when the films were thick enough. Thus, increased or decreased Er content under fixed laser density did not have the same effect as changing the laser power at the fixed Er concentrations. By increasing Er densities in UC NCs, the number of neighbouring ions is increased, and the distance between Er ions is reduced. Both can boost non-radiative cross relaxation processes as well as energy transfer upconversion mechanisms. From the results, it can be concluded that 15% Er doped NaYF4 can maximize the rate of the energy transfer upconversion minus cross relaxation decay. This optimisation is practical because it is independent of the solar concentrations.

Using the brightest UC NCs with a 15% doping concentration of Er, the film thickness was optimized under various excitation fluxes, as illustrated in Fig. 4.5.51 (D). From the excitation coefficient information, the UC films had to be thicker than 20 μm, so that all photons within energies of 4I13/2 could be absorbed by the UC phosphor. However, the required film thicknesses to perform the saturated emission were only about 2.5 μm under a 1 mW laser, 3 μm under a 5 mW laser and 5 μm under a 10 mW laser. This is because upper UC NC layers re-absorbed upconverted photons emitted from the lower layers. Also, the stable bulk-like layers may have a higher absorption coefficient than simply packed NCs, resulting in relatively thinner thicknesses required for the saturated UC efficiency.

Light trapping in slowed light modes to enhance UC efficiency

While phosphors have demonstrated high-efficiency UC behaviour, their use presents particular challenges with regard to fabrication and cost. Last year we presented data on use of Er-doped porous Si (PSi:Er) as an alternative UC material. PSi is unique in that its porosity - and hence the material refractive index - can be varied as a function of depth, allowing for the elaboration of high-quality monolithic Si optical structures such as distributed Bragg reflectors (DBRs).

A cross-sectional electron micrograph of such a structure is shown in Fig. 4.5.52. Its porous substructure also allows for deep infusion of dopant atoms via techniques such as electroplating.

Figure 4.5.52: Cross-sectional electron micrograph of a 30-bilayer porous silicon distributed Bragg reflector.

Figure 4.5.53 shows the calculated field intensity profile for these DBRs in the spectral region between 1500 and 1600nm. The results have been normalized to the incident field intensity and each plot is independently colour-scaled to show maximum detail. They clearly demonstrate that considerable field enhancement is possible throughout the depth of such a multilayer structure, with peak relative intensities of more than 11 for the 30-bilayer structure and more than 18 for the 40-bilayer structure. However, it is also clear that the regions of enhancement are increasingly narrowly-concentrated as the number of bilayers increases. This is due to the additional interference fringes in the reflectivity characteristic of the DBR that arise with additional layers, as is apparent from Fig. 4.5.53. Calculations for more than 40 layers show that enhancements of up to 80 are possible for a large number of bilayers though the peak narrows to less than 1nm wide for 100 bilayers.

Figure 4.5.53: Intensity-valued mode profile in DBRs with varying numbers of high/low-porosity bilayers for a leading band edge fixed at 1550nm. All intensities are normalized to the incident field intensity and each plot is independently color-scaled to show maximum detail. The air and substrate interfaces with the DBR are indicated by the dashed black (top) and red (bottom) lines, respectively.

Sensitisation of Er phosphors to a wider wavelength range

Er has an absorption window at the I13/2 level from 1480nm to 1580nm. This narrow range means that it is inefficient at absorbing below Si band gap photons. Sensitizing to the 1100-1500nm range would significantly enhance the absorption and hence have a dramatic effect on the up-conversion efficiency, because of its non-linear dependence.

PbS nanoparticles have a wide absorption range below 1100nm. They can also be tuned in size to emit at 1500nm, with absorbed photons being downshifted to 1500nm at some quantum efficiency less than 100%.

Such PbS NCs have been synthesized based on the procedure developed by Cademartiri et al. [4.5.70] by decomposition of PbCl2 with sulphur solution. PbS QDs and Er-doped NaYF4 NC films were fabricated by the simple spin casting method followed by nucleophilic cross-linking of NCs.

The sizes, the size distribution and the fringe distance of resulting UC NCs were determined using HRTEM and glancing incident x-ray diffraction (GIXRD) was carried out to investigate the crystalline structures of PbS QDs.

Figure 4.5.54: Absorbance and emission data from UV-Vis spectroscopy. (a) for PBs quantm dots showing the desired slight mismatch between absorbance and emission such that re-absorption is unlikely. (b) absorbnce for Er doped NCs and emission from PbS QDs, showing the good match between PbS emission to pump Er absorption at the.

Figure 4.5.54 shows absorbance and emission data for PbS QDs and Er doped NaYF4 NCs. The range of absorbance for PbS QDs is close to ideal for absorbance of light below the Si bandgap but stopping short of the emission. This emission, tuned to 1500nm, is ideal for pumping the I13/2 level at 1520nm in Er, without being re-absorbed by the PbS. Thus the sensitization of Er to a significantly wider wavelength range should be very valuable in increasing the flux of photons which can be absorbed and up-converted by the Er doped phosphor.

Conclusion

Up-conversion in Er doped phosphors shows very promising results. Fabrication of NaYF4 NCs allows greater control over doping levels and geometries for efficient up-conversion. Light trapping in DBR structures based on P-Si should enable greater absorbance of 1500nm light through the greater density of photonic states. Progress towards sensitisation of Er to a wider wavelength range using down shifting PbS quantum dots tuned to emit at 1500nm has been made. Combination of all these elements in an up-conversion structure is expected to significantly boost UC efficiencies for Si cells.

4.5.5 Concluding Remarks for the Third Generation Section

Work has proceeded significantly in all the areas of Third Generation research, with improved fabrication and characterisation of materials and complexity of modelling which together give an overall better understanding and optimisation of devices.

Group IV based nanostructure materials have seen significant improvement in understanding of the parameters required for growth and the influence of these on material and device properties. The modelling of equivalent circuits for the devices is giving greater understanding and now allowing prediction of growth conditions to give improvement. The realisation that the effective bandgap and hence the VOC in these materials is dominated by defects has led to a greater effort on characterising and reducing defects. Light trapping through back reflectors and the use of plasmonics has led to more than double the current in nanostructure devices. Further optimisation in this area is very likely. The use of conductive substrates to reduce the lateral resistivity has made promising progress, with SiC and Mo substrates showing some improvements. Optimisation of these will continue to give better lateral transport and should lead to better photovoltaic properties. Higher VOCs over 500mV have been measured at lower temperatures. The justification for this is that due to the high resistivities, devices heat up considerably and cooling is valid to bring them back to room temperature. A temperature of 50degress below ambient is calculated to achieve this condition and gives VOC of 503mV, although significantly high VOCs occur at even lower temperatures as would be expected. Work on other related materials has seen lower resistivities for Si3N4 interlayers in Si QDs in SiO2; high quality Ge QW growth; initial data for growth of Ge:C materials with the aim of engineering band gaps through alloying and the potential for transfer of growth processes to PECVD with it lower levels of damage and thermal budget.

Hot carrier cells have seen a great deal of advance in the last year. Modeling of overall devices now includes a much larger range of real material properties in a more integrated structure. In addition modelling of combined multiple quantum well an phononic bandgap structures is leading to new designs for combined structures which offer promise for slowed carrier cooling. Modelling of energy selective contacts has progressed again with real material properties and integration into full conceptual devices. Such devices are entirely feasible and plans to grow these with collaborators are underway. New designs for rectifying ESCs or incorporation of ESCs within the absorbed material have been suggested and these also can be incorporated into real structures. Increased understanding of the mechanisms involved in both phononic band gap materials and in multiple quantum well structures is leading to new experiments to determine the exact relationship between reduced carrier cooling mechanisms. The results of these will lead to the optimum design requirements for combined structures which should allow significantly slower carrier cooling rates. Deposition of nanoparticle arrays has made progress with very ordered arrays now possible using Langmuir-Bodgett deposition. These arrays have been modelled to give significant phonon bandgaps and characterisation of these is now underway. New materials suitable for some of these phononic and nanostructure properties are being identified and growth and characterisation of these materials is planned in-house and with a range of collaborators.

Up-conversion has seen a further significant development with synthesis of NaYF4 doped with Er now allowing greater flexibility in doping and geometry of devices. Light trapping work is continuing to increase the number of photonic modes available for absorption in Er. Sensitisation of Er to a wider wavelength range is being enabled using PbS QDs which are now being synthesised and characterised and which are showing close to ideal properties for such sensitisation. Combination of all these approaches is expected to give significantly improved up-conversion.

The development of all the 3rd generation projects now allows much greater understanding of the materials and devices. Work in 2013 will see consolidation of this into improved devices. Several new areas of funding will contribute to this and also allow development of new project areas.

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